UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Laboratory Corporation of America Holdings

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LabCorp

PROXY STATEMENT

2017 Annual Meeting of Shareholders

May 11, 2017

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: 336-229-1127

March 31, 2017

Dear Shareholder:

I hope you will join us for the 2017 Annual Meeting of Shareholders of Laboratory Corporation of America Holdings, which will be held on Thursday, May 11, 2017 at 9:00 a.m. The Annual Meeting will be a completely virtual meeting of shareholders to be held over the Internet, during which you will be able to vote your shares electronically and submit your questions during the live webcast of the meeting.

At the Annual Meeting, we will ask you to: 1) elect ten director nominees to our Board of Directors; 2) approve, on a non-binding advisory basis, executive compensation; 3) recommend, on a non-binding advisory basis, the frequency of future non-binding executive compensation votes; 4) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and 5) vote on a shareholder proposal described in the Proxy Statement (if properly presented at the meeting). We will also discuss any other business matters properly brought before the meeting.

In reviewing the Proxy Statement you will find detailed information beginning on page 18 about the qualifications of our director nominees and why we believe they are the right people to represent you.

As discussed in our Compensation Discussion and Analysis, which begins on page 24, we continue to maintain an executive compensation program that creates strong alignment between our executives’ pay and the performance of the Company. Over the past several years, our compensation program has evolved to better align with our changing business and industry, as well as to reflect feedback we have received from our shareholders. The Board believes our current compensation program, which is highly performance-based, incentivizes our management team to execute on our strategic goals and is strongly aligned with the interests of our shareholders.

As part of our ongoing shareholder engagement efforts, since our 2016 annual meeting, senior management engaged with shareholders representing more than 76 percent of the Company’s outstanding shares. Discussions with our shareholders were primarily focused on a review of our performance and differentiated capabilities, our transformational strategy to become a leading life sciences company, our corporate governance practices and our executive compensation program. Listening to our shareholders, in January 2017 our Board of Directors adopted proxy access, which permits eligible shareholders to submit director nominees to be included in the Company’s proxy statement, commencing with the 2018 annual meeting.

Your vote is very important to us. Whether or not you plan to participate in the Annual Meeting, it is important that your shares are represented and voted at the meeting. I urge you to promptly vote and submit your proxy via the Internet, by phone, or, if you receive paper copies of the proxy materials by mail, by following the instructions on the proxy card or voting instruction card.

On behalf of the Board of Directors, I would like to express our appreciation for your continued ownership of LabCorp. We look forward to your participation during the 2017 Annual Meeting.

Sincerely,

David P. King

Chairman of the Board,

President and Chief Executive Officer

Notice of 2017 Annual Meeting

of Shareholders

Thursday, May 11, 2017

9:00 a.m., Eastern Daylight Time

The 2017 Annual Meeting will be a completely virtual meeting of shareholders to be held as a live webcast over the Internet at LH.onlineshareholdermeeting.com.

ITEMS OF BUSINESS:

1.	To elect ten directors from among the nominees described in the attached Proxy Statement.

2.	To approve, on a non-binding advisory basis, executive compensation.

3.	To recommend, on a non-binding advisory basis, the frequency of future non-binding executive compensation votes;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2017.

5.	To vote on a shareholder proposal described in this Proxy Statement if properly presented at the meeting.

6.	To consider any other business properly brought before the Annual Meeting.

RECORD DATE:

March 14, 2017. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

PROXY VOTING:

Your vote is important. We encourage you to mark, date, sign and return the enclosed proxy/voting instruction card or, if you prefer, to vote by telephone or by using the Internet.

March 31, 2017

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 11, 2017. Our Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Annual Meeting of Shareholders

Date and Time:	9:00 a.m. on Thursday, May 11, 2017, Eastern Daylight Time
Virtual Meeting Location on the Internet:	LH.onlineshareholdermeeting.com
Record Date:	March 14, 2017
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters and Vote Recommendation (page 5)

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

PROPOSALS	BOARD VOTE RECOMMENDATION

Election of Directors	FOR EACH NOMINEE
Advisory Vote to Approve Executive Compensation	FOR
Advisory Vote on the Frequency of Future Non-Binding Executive Compensation Votes	FOR EVERY YEAR
Ratification of PricewaterhouseCoopers LLP as Independent Auditor for 2017	FOR
Shareholder Proposal	AGAINST

How to Cast Your Vote (page 6)

You can cast your votes by any of the following methods:

•	Internet (www.proxyvote.com) until 11:59 p.m., Eastern Daylight Time on Wednesday, May 10, 2017;

•	Telephone (1-800-690-6903) until 11:59 p.m., Eastern Daylight Time on Wednesday, May 10, 2017;

•	Completing, signing and returning your proxy card or voting instruction card so that it is received before the polls close on Thursday, May 11, 2017; or

•	Participating in the Annual Meeting – Whether you are a shareholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting.

You will need to enter your 16-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting. Instructions on how to attend the Annual Meeting live over the Internet, and how to vote your shares during the Annual Meeting, are posted at LH.onlineshareholdermeeting.com. Shareholders with questions regarding how to attend and participate in the Annual Meeting live over the Internet, and how to vote during the Annual Meeting, may call 1-855-449-0991 on the Annual Meeting date.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	1

PROXY SUMMARY

Board Nominees (page 18)

The following table provides summary information about each director nominee.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPENDENT	OTHER PUBLIC BOARDS

David P. King	60	2007	Chairman, President & CEO, Laboratory Corporation of America Holdings		1
Kerrii B. Anderson	59	2006	Former CEO, Wendy’s International, Inc.	X	1
Jean-Luc Bélingard	68	1995	Chairman, bioMérieux, SA	X	4
D. Gary Gilliland	62	2014	President and Director of the NCI-designated Fred Hutchinson Cancer Research Center in Seattle, WA	X	0
Garheng Kong	41	2013	Managing Partner, Sofinnova HealthQuest Capital	X	3
Robert E. Mittelstaedt, Jr.	73	1996	Dean Emeritus, W. P. Carey School of Business at Arizona State University	X	1
Peter M. Neupert	61	2013	Former Operating Partner, Health Evolution Partners, Inc.	X	0
Richelle P. Parham	49	2016	General Partner, Camden Partners	X	1
Adam H. Schechter	52	2013	Executive Vice President, Merck & Co., Inc.	X	0
R. Sanders Williams	68	2007	President, J. David Gladstone Institutes; Professor, University of California San Francisco	X	1

LabCorp is committed to strong corporate governance practices, including annual election of directors by majority vote, a Lead Independent Director with a clearly defined role and responsibilities, an annual self-assessment by the Board, and, commencing with the 2018 annual shareholder meeting, proxy access to allow eligible shareholders to submit nominees to be included in the Company’s Proxy Statement.

Executive Compensation (page 24)

Pay for Performance (page 26)

LabCorp’s executive compensation program is designed to attract, motivate and retain executives in a highly competitive environment. Our executive compensation philosophy is to pay for performance by rewarding the achievement of specific short-term and long-term operational and strategic goals.

The Company seeks to achieve outstanding performance for our shareholders through a focus on increased revenue, adjusted earnings per share (“EPS”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue diversification and relative total shareholder return compared to our peer group of companies we use for compensation purposes. Our compensation program rewards our executives for achieving goals set for these financial measures and for achieving strategic objectives. In 2017, the Company also added adjusted operating income as a metric for our annual cash incentive plan. A substantial majority of the value of our executives’ compensation opportunity (56-68%), including performance-based cash compensation and performance shares, is subject to the achievement of Company and individual objectives, which provides a strong incentive to drive Company performance and increase shareholder value.

2016 Executive Total Compensation Mix (page 26)

The Compensation Committee takes several factors into consideration when setting executive compensation levels, including:

•	alignment of compensation with growth drivers of the Company’s business;

•	competitive data and emerging best practices in executive compensation presented by its independent consultant; and
•	feedback from shareholders.

While the Committee sets total target compensation (base salary plus the target amounts under our annual cash incentive and long-term incentive arrangements) to be competitive in relation to the median peer compensation as reflected in data provided by its independent consultant, the Committee places greater emphasis on the variable or at-risk portion of compensation versus fixed compensation.

2	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

PROXY SUMMARY

For 2016, approximately 68 percent of Mr. King’s total target compensation was at-risk and performance-based. For the other named executive officers (“named executive officers”), with the exception of Ms. Keller, who served through September 2016, approximately 56 percent of the average total target compensation for 2016 was at-risk and performance-based. In 2016, an additional approximately 22 percent of our CEO’s total target compensation and an additional approximately 16 percent of the average total target compensation for our other named executive officers (excluding Ms. Keller) was variable and based on the performance of the Company’s stock. The charts below show the mix of pay elements included in total compensation opportunities for 2016 for our Chief Executive Officer and an average for our other named executive officers, with the exception of Ms. Keller:

(1)	Pay mix totals do not include the retention restricted stock award with an approximate value of $1,000,000 to Messrs. Berberian and Eisenberg

Advisory Vote to Approve Executive Compensation (page 55)

We ask that our shareholders approve the advisory resolution on executive compensation. Beginning in 2011, the Compensation Committee has continued to evolve our compensation program to enhance the alignment of our program with the strategic goals of the Company and reflect the feedback we have received from our shareholders. The Compensation Committee continuously improves the compensation program by designing management incentives that create strong alignment between compensation, the performance of the Company and the interests of shareholders. In 2017, for instance, the Company for the first time since 2012 included in its mix of long-term equity awards non-qualified stock options, to further align long-term incentive compensation with our shareholders’ interest in stock price appreciation. We have also adopted many market-leading compensation practices to further align the interests of our executives with those of our shareholders:

•	Robust stock ownership guidelines (6x base salary for CEO);

•	Prohibition on pledging and hedging Company stock;

•	Fully performance-based annual incentive program;

•	Incentive plan directly linked to strategic and objective financial goals;

•	Cap on annual incentive opportunities;

•	No employment agreements other than an employment letter agreement with the former CEO of Covance Drug Development;

•	Limited perquisites;
•	No tax gross-ups;

•	“Double trigger” change-in-control provisions;

•	Performance oriented mix of long-term incentives: performance shares (70 percent of targeted grant value), and restricted stock units (30 percent of targeted grant value) with multi-year vesting;

•	If the Company were to declare dividends, dividends will only be paid to the extent performance shares are earned;

•	Three-year performance measurement period for performance shares; and

•	Clawback policy.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	3

PROXY SUMMARY

Advisory Vote to Recommend Frequency of Future Non-Binding Executive Compensation Votes (page 57)

We ask that our shareholders recommend that future non-binding advisory votes on executive compensation, like the vote in Proposal 2 in this Proxy Statement, continue to be held every year. We currently hold such a vote annually, and we are required to hold the vote at least once every three years. Shareholders may indicate whether they would prefer that we continue to hold an advisory vote on executive compensation annually or whether they would prefer that we instead hold the vote every two or three years. Although this vote is advisory and therefore non-binding, the Board intends to consider the outcome of the vote in determining how frequently we will hold future non-binding executive compensation votes.

Auditors (page 58)

We ask that our shareholders ratify the selection of PricewaterhouseCoopers, LLP as our independent auditor for the year ending December 31, 2017. Below is summary information about PricewaterhouseCoopers’ fees for services provided in fiscal years 2016 and 2015.

	2016	2015

Audit Fees(1)	$3,014,000	$3,823,000
Audit Related Fees(2)	$181,000	$10,000
Tax Fees(3)	$1,209,480	$2,311,473
All Other Fees(4)	$1,800	$1,800
TOTAL	$4,406,280	$6,146,273

(1)	Audit Fees include fees incurred for the audit of the Company’s annual statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees include fees incurred for assurance and related services that are reasonably related to performance of the audit or review of the Company’s financial statements but are not otherwise included as Audit Fees. Audit Related Fees for the year ended December 31, 2016 were primarily for certain accounting consultations.
(3)	Tax Fees for the years ended December 31, 2016 and December 31, 2015 were related to general tax consulting, tax compliance, including expatriate tax services and preparation of tax returns, tax planning insights, transfer pricing documentation assistance and tax advice. The 2015 fees related to tax planning in conjunction with the acquisition of Covance.
(4)	All Other Fees are fees incurred for any services not included in the other categories of fees. All Other Fees for the years ended December 31, 2016 and December 31, 2015 were related to license fees for an accounting research tool.

Shareholder Proposal (page 60)

People for the Ethical Treatment of Animals, a shareholder of the Company, proposes that the Board report to shareholders annually on measures being taken to prevent, detect and control Zika virus infection of nonhuman primates and human employees at the Company’s U.S. facilities and in surrounding human populations. A similar proposal submitted by this shareholder was included in the 2016 proxy statement, and it received the affirmative vote of only 4 percent of shareholders present and entitled to vote. The Board recommends a vote against this proposal.

Proxy Statement

LabCorp is providing you with these proxy materials in connection with its 2017 Annual Meeting of Shareholders (the “Annual Meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this Proxy Statement and LabCorp’s 2016 annual report on Form 10-K (the “2016 Annual Report”) were first mailed to shareholders of record on or about March 31, 2017. As used in this Proxy Statement, “LabCorp,” the “Company” and “we” may refer to Laboratory Corporation of America Holdings itself, one or more of its subsidiaries, or Laboratory Corporation of America Holdings and its consolidated subsidiaries, as applicable.

4	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

GENERAL INFORMATION

2017 Annual Meeting of Shareholders

LabCorp’s 2017 Annual Meeting of Shareholders is scheduled to occur on Thursday, May 11, 2017 at 9:00 a.m., Eastern Daylight Time. The Annual Meeting will be a completely virtual meeting and will be webcast live at LH.onlineshareholdermeeting.com. All owners of LabCorp’s common stock, par value $0.10 per share (the “Common Stock”), on March 14, 2017, the record date (the “Record Date”), are eligible to receive notice of, and to vote electronically at, the Annual Meeting over the Internet by using the 16-digit control number included in the Notice, proxy card or the voting instructions that accompanied these proxy materials. Representatives of PricewaterhouseCoopers LLP, independent auditor for LabCorp for the years ending December 31, 2015 and December 31, 2016, will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 11, 2017

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), LabCorp has elected to provide access to its proxy materials and the 2016 Annual Report over the Internet and sent the Notice to shareholders of record as of the Record Date on or about March 31, 2017. The Notice is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information about the Annual Meeting. All shareholders may access the proxy materials on the website referred to in the Notice (www.proxyvote.com) and we encourage shareholders to do so prior to submitting their votes. Shareholders may request to receive a printed set of the proxy materials by following the instructions provided in the Notice.

Shareholders may also request to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following the instructions on your proxy card or at www.proxyvote.com. Choosing to receive proxy materials by e-mail will save LabCorp the cost of printing and mailing documents and will reduce the impact of LabCorp’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Matters Subject to a Vote of the Shareholders

Current Proposals

The following matters are subject to a vote of the shareholders at the Annual Meeting:

•	Election of directors from among the nominees described in this Proxy Statement (see page 18);

•	Approval, on a non-binding advisory basis, of compensation for LabCorp’s executives (see page 55);

•	Recommendation, on a non-binding advisory basis, of the frequency of future non-binding executive compensation votes (see page 57);

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2017 (see page 58); and

•	Vote on a shareholder proposal (see page 60).

Board Recommendations

The Board of Directors of the Company (the “Board”) unanimously recommends that shareholders vote as follows:

•	“FOR” the election of each of the nominees for director;

•	“FOR” the approval, on a non-binding advisory basis, of the compensation for LabCorp’s executives;

•	For a frequency of “ONE YEAR” for future non-binding executive compensation votes;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017; and

•	“AGAINST” the shareholder proposal.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	5

GENERAL INFORMATION

Other Business

The Board does not intend to bring any other business before the Annual Meeting and is not aware of any other matters to be brought before the meeting. See the section “Other Matters” on page 65 for information about presenting proposals for the 2018 Annual Meeting. Please also see the section “Identification and Evaluation of Director Candidates” on page 18 for information about shareholder nominations to the Board.

Voting Procedures and Solicitation of Proxies

Quorum and Voting Requirements

The Board is soliciting your vote at the Annual Meeting or at any later meeting should the scheduled annual meeting be adjourned or postponed for any reason. By using a proxy, which authorizes specific people to vote on your behalf, your shares can be voted whether or not you attend the Annual Meeting. At least a majority of the total number of shares of Common Stock issued and outstanding and entitled to vote on the Record Date must be present in person or by proxy at the Annual Meeting for a quorum to be established. At the close of business on the Record Date, there were 102,429,958 shares of Common Stock issued and outstanding.

Each share of Common Stock is entitled to one vote on each of the director nominees and one vote on each other matter that is properly presented at the Annual Meeting. In accordance with LabCorp’s Amended and Restated By-Laws (the “By-Laws”), director nominees must receive a majority of the votes cast to be elected, which under the By-Laws means that the number of shares voted “FOR” a director must exceed 50 percent of the votes cast with respect to that director. The Board has adopted a policy under which a director who does not receive the required vote for election as provided in the By-Laws will submit his or her resignation for consideration by the Board. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for approval of the other proposals noted above other than Proposal 3. A plurality of the votes cast for Proposal 3 will determine the shareholders’ preferred frequency for holding an advisory vote on executive compensation. This means that whichever of the three options (every year, every two years or every three years) receives the greatest number of votes will be considered the preferred frequency of the shareholders. Abstentions will have no effect on the election of the directors or Proposal 3, but will have the same effect as a vote against the other proposals scheduled for the Annual Meeting.

Voting by Record Holders

If your name is registered in LabCorp’s shareholder records as the owner of shares, there are four ways that you can vote your shares:

•	Over the Internet. Vote at www.proxyvote.com. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on Wednesday, May 10, 2017. Once you enter the Internet voting system, you can record, confirm and change your voting instructions.

•	By telephone. Call 1-800-690-6903. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Daylight Time on Wednesday, May 10, 2017. Once you enter the telephone voting system, a series of prompts will tell you how to record, confirm and change your voting instructions.
•	By mail. Mark your voting instructions on the proxy card (if you requested or received one), sign and date it, and return it in the prepaid envelope provided. For your mailed proxy card to be counted, it must be received before the polls close at the Annual Meeting on Thursday, May 11, 2017.

•	By participating in the Annual Meeting. Participate in the virtual Annual Meeting by visiting LH.onlineshareholdermeeting.com and listening to the live webcast and vote your shares electronically over the Internet during the Annual Meeting. You may vote online during the Annual Meeting whether you are a shareholder of record or hold your shares through a bank, broker or other custodian (referred to as shares held in “street name”).

6	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

GENERAL INFORMATION

You may change your vote or revoke a proxy at any time prior to the Annual Meeting by:

•	Entering new instructions on either the telephone or Internet voting system before 11:59 p.m. Eastern Daylight Time on Wednesday, May 10, 2017.

•	Sending a new proxy card with a later date than the previously submitted proxy card. The new proxy card must be received before the polls close at the Annual Meeting on Thursday, May 11, 2017.
•	Writing to LabCorp at 358 South Main Street, Burlington, North Carolina 27215, Attention: F. Samuel Eberts III, Secretary. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received before the Annual Meeting begins on Thursday, May 11, 2017.

All proxies duly executed and received by LabCorp will be voted in accordance with the instructions provided by the person executing the proxy or, in the absence of any instruction, will be voted in accordance with the Board’s recommendations on each proposal. Proxies will have the discretion to vote on any other matters that come before the Annual Meeting that are not otherwise specified in the Notice.

Voting by Holders in Street Name

If you hold shares through a bank, broker or other custodian (referred to as shares held in “street name”), the custodian will provide you with a copy of the Proxy Statement and a voting instruction form. Brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage you to provide voting instructions so that your shares can be counted in the election of directors and the other matters to be considered at the Annual Meeting.

Even if your shares are held in street name, you may participate in the virtual Annual Meeting and vote your shares during the meeting by visiting LH.onlineshareholdermeeting.com, listening to the live webcast and casting your vote online.

Proxy Expenses

LabCorp will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. LabCorp expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners. LabCorp has also retained Morrow Sodali LLC for solicitation of holders of record as well as non-objecting beneficial owners. LabCorp paid Morrow Sodali LLC a fee of approximately $9,000 for these services, plus reimbursement of expenses.

Results of the Annual Meeting

The voting results of the Annual Meeting will be disclosed no later than four business days after the Annual Meeting in a Current Report on Form 8-K filed with the SEC.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	7

CORPORATE GOVERNANCE

We have a long-standing commitment to strong corporate governance practices. These practices provide an important framework within which our Board and management pursue the strategic objectives of LabCorp and ensure the Company’s long-term vitality for the benefit of our shareholders.

Shareholder Engagement

Management participates in an active engagement program with our shareholders. In addition to our ongoing engagement with shareholders regarding operational results and business strategy, we have specially engaged with shareholders representing more than 76 percent of the Company’s outstanding shares on a review of our performance and differentiated capabilities, our transformational strategy to become a leading life sciences company, our corporate governance practices and our executive compensation program. The results of all shareholder engagement are reviewed with the Board.

In addition, in response to shareholder feedback, the Board proactively amended the Company’s By-Laws in January 2017 to implement proxy access to permit eligible shareholders to submit nominees to the Board to be included in the Company’s proxy statement for its annual meeting of shareholders, commencing with the 2018 annual meeting. As amended, the By-Laws permit a shareholder, or a group of up to 20 shareholders, owning 3 percent or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and have included in the Company’s proxy materials director nominees not to exceed the greater of (i) two or (ii) 20 percent of the then-current Board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements set forth in the By-Laws.

Board Structure and Independence

We have a strong governance structure to ensure Board oversight and accountability to our shareholders, including:

•	a Lead Independent Director with a clearly defined role and clearly defined responsibilities;

•	100 percent committee independence;

•	an annual self-assessment of performance and effectiveness by the Board;
•	annual elections of all directors;

•	majority voting for election of directors;

•	“proxy access” for shareholders’ Director nominations; and

•	no shareholder rights or “poison pill” plans.

Board Composition

The cornerstone of our governance philosophy is an independent and qualified board of directors. All directors are elected annually by a majority of votes cast by shareholders. All Board committees are composed entirely of independent directors.

LabCorp’s By-Laws provide for a Board of no fewer than one and no more than fifteen directors. There are currently ten members of the Board, and each member is standing for reelection at the Annual Meeting. For more details about the nominees for directors and their biographies, please see “Proposal One: Election of Directors” (page 18).

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CORPORATE GOVERNANCE

The Board carefully evaluates each incoming director candidate based on selection criteria and overall priorities for Board composition that are periodically reviewed by the Nominating and Corporate Governance Committee with input from the rest of the directors. As our directors’ commitments change, the Board revisits their situations to ensure that they can continue to serve the best interests of the Company and our shareholders. We also focus on Board renewal to ensure a mix of longer tenured directors and fresh perspectives in the boardroom.

We demand high standards of ethics from our directors and management as described in our Corporate Governance Guidelines and Code of Conduct and Ethics. Our governance principles are available under the Corporate Governance tab of the Investor Relations page of our website at www.labcorp.com. We have included some highlights from these principles and a summary of key policies below.

Board Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. The Board has established guidelines for determining director independence that are consistent with the current listing standards of the New York Stock Exchange (the “Listing Standards”). In addition, director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships that might impair a director’s independence from the Company, senior management and our independent registered accounting firm as defined in the Listing Standards. Other than Mr. King, all of our current Board members and all of the nominees for director qualify as “independent” as defined in the Listing Standards.

Board Leadership

The Chairman of the Board leads the Board and oversees Board meetings and the delivery of information necessary for the Board’s informed decision making. The Chairman also serves as the principal liaison between the Board and our management. The Board determines whether the roles of Chairman and Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company. Currently, the Board believes that the positions of Chairman and Chief Executive Officer should be held by the same person as this combination has served and is serving the Company well by providing unified leadership and direction.

Since 2009, the Board has also established the position of Lead Independent Director to be filled when the Chief Executive Officer also serves as Chairman or the Chairman otherwise is not an independent director. The Lead Independent Director, among other tasks assigned in the Company’s Corporate Governance Guidelines, presides at executive sessions of the Board, serves as a liaison between the Chairman and the other directors, and advises the Chairman with respect to the schedule, agenda and information for Board meetings. The Board believes that appointing a Lead Independent Director provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, alignment on corporate strategy between the Board and management and a cohesive public face for the Company’s independent Board members. Mr. Mittelstaedt currently serves as our Lead Independent Director, a role he has held since 2009 with the unanimous support of the Board. Mr. Mittelstaedt meets regularly with Mr. King to review operations and strategic issues discussed with the Board and other matters relating to the Board’s oversight functions.

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CORPORATE GOVERNANCE

The Board holds executive sessions without Company management and non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board and at each special meeting upon the request of a majority of the independent directors attending the special meeting. The Company’s Corporate Governance Guidelines provide that the independent directors shall meet on a periodic basis, but no fewer than five times a year on the same day as the regularly scheduled Board meetings. In 2016, Mr. Mittelstaedt in his capacity as the Lead Independent Director chaired five meetings of the independent and non-employee directors to discuss strategy, compensation, succession planning and other matters.

Annual Board Self-Assessment

The Board conducts a self-assessment of its performance and effectiveness on an annual basis. The purpose of the self-assessment is to determine whether the Board and its committees are functioning effectively and to improve the performance of the Board as a unit. The self-assessment process fosters frank exchanges between directors and helps guide suggested changes or additions to committee responsibilities and operations. As part of the assessment, each director completes a questionnaire developed by the Nominating and Corporate Governance Committee. The results of the questionnaire and interview process are discussed by the Nominating and Corporate Governance Committee and are then presented to the full Board for review and discussion. In addition, each Board Committee conducts a similar self-assessment of its performance focused on the Committee’s key responsibilities. Feedback from the Committees’ self-assessments is reviewed in the applicable Committee and also presented to the full Board for review and discussion.

Identification and Evaluation of Director Candidates

Identification of Director Candidates

The Nominating and Corporate Governance Committee recommends a slate of directors to the Board for election by the Company’s shareholders at each annual meeting of shareholders and recommends candidates to the Board to fill any vacancies. Each member of the Board identifies potential candidates and these candidates are regularly reviewed by the committee, which maintains an active list of potential Board candidates. In addition, the committee is authorized to engage professional search firms at the Company’s expense, including to assist with the identification, evaluation and due diligence on potential nominees for the Board. The Nominating and Corporate Governance Committee believes it is important to maintain a Board with diverse experiences and expertise, including industry and scientific and medical experience, financial expertise, global business experience and executive leadership experience.

Shareholders may also suggest individuals to be considered by the Board as potential nominees for election to the Board. A shareholder may submit an individual for consideration by the Board of Directors in connection with the 2018 Annual Meeting of Shareholders by providing certain information as set forth in the By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, North Carolina 27215. These suggestions for the 2018 Annual Meeting must be received no earlier than the 120th day prior to the anniversary date of the 2017 Annual Meeting (i.e., January 11, 2018) and no later than the 60th day prior to the anniversary date of the 2017 Annual Meeting (i.e., March 12, 2018).

Under the Company’s new proxy access by-law, eligible shareholders also may submit their own nominations to the Board to be included in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders. As amended, the By-Laws permit a shareholder, or a group of up to 20 shareholders, owning three percent or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and have included in the Company’s proxy materials persons for election to the Board constituting up to 20 percent of the Board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified in the amended By-Laws. For a shareholder nominee to be included in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders under the new proxy access by-law, the information required by the by-law must be received by F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215 no earlier than the close of business on the 150th day prior to the anniversary date of the distribution of this proxy statement (i.e., November 1, 2017) and no later than the close of business on the 120th day prior to the anniversary date of the distribution of this proxy statement (i.e., December 1, 2017).

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The By-Laws may be obtained free of charge by writing to the Company’s Corporate Secretary and are included as Exhibit 3.2 to the Company’s Current Report on Form 10-K filed with the SEC on February 27, 2017.

LABCORP BOARD OF DIRECTOR SKILLS AND EXPERIENCE

Expertise	Current and/or past responsibilities:

Accounting	Experience with financial statements, reporting and internal controls and accounting principles and practices

Executive Leadership	Executive leadership and public company experience

Corporate Governance	Understanding of executive compensation and risk management

Healthcare/Industry	Understanding of the healthcare system and practicing physician perspective; deep industry experience, including clinical laboratory, biopharmaceutical, drug testing, consumer marketing and health information technology expertise

Sales & Marketing	Global business strategy, sales, marketing and executive management experience

Evaluation of Director Candidates

When evaluating prospective candidates for director, including those nominated by shareholders, the Nominating and Corporate Governance Committee conducts individual evaluations of the candidates, taking into account the criteria enumerated in the Company’s Corporate Governance Guidelines (see description below). Among other things, the Committee considers whether prospective candidates have:

•	personal and professional integrity;

•	skills and experience to advise the Company regarding its medical, scientific, operational, strategic and governance goals;

•	interest, capacity and willingness to serve the long-term interests of the Company’s shareholders;
•	ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings;

•	exceptional ability and judgment; and

•	freedom from personal and professional relationships that would adversely affect the ability to serve the best interests of the Company and its shareholders.

The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the Company’s business needs and the current composition of the Board, including, among other characteristics, diversity. The Company believes that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender and ethnicity. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions, including experience with publicly traded national, international or multinational companies, executive or financial management experience and/or achievement with distinction in their chosen fields. The Board believes that its composition reflects a balance of skills, experiences, diversity and expertise that provides strong and broad oversight, practical experience and strategic vision to the Company.

Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and the Corporate Secretary. The results of these interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that it deems appropriate, are considered by the Nominating and Corporate Governance Committee in making its recommendation to the Board.

Communications with the Board

Shareholders and interested parties may communicate with the Board, individually or as a group, by submitting written communications to the appropriately addressed Board member(s), c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215.

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CORPORATE GOVERNANCE

All communications with the Board will be reviewed initially by the Corporate Secretary, who will relay all communications to the appropriate director or directors unless the communication is:

•	an advertisement or other commercial solicitation or communication;

•	obviously frivolous or obscene;

•	unduly hostile, threatening or illegal; or
•	related to trivial matters (in which case it will be delivered to the intended recipient for review at the next regularly scheduled Board meeting).

Directors may decide whether any of the communications addressed to their attention should be presented to the full Board, to one or more of its Committees or to the Company’s management. Each director also has the discretion to determine whether a response to the person sending the communication is appropriate. Any response will be made through the Company’s Corporate Secretary in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

The Nominating and Corporate Governance Committee, comprised entirely of independent, non-employee directors, has reviewed and approved the foregoing procedures and is responsible for recommending changes to the procedures as necessary.

Corporate Governance Policies and Procedures

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines that address a number of topics, including composition of the Board, director independence, annual self-assessment by the Board and its Committees, retirement of directors and succession planning. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines on a regular basis and any proposed additions or amendments are submitted to the full Board for its consideration. Shareholders may request a printed copy of the Corporate Governance Guidelines from the Corporate Secretary or access a copy on the Investor Relations page under the Corporate Governance tab of LabCorp’s website at www.labcorp.com.

Code of Conduct and Ethics

The Board has also adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company and its subsidiaries and affiliates. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Code also sets forth procedures for reporting and handling any potential violation of the Code, conflicts of interest and the appearance of any conflict of interest. The Code is regularly reviewed by management, the Audit Committee and the Quality and Compliance Committee and proposed additions or amendments are considered by the full Board. Shareholders may request a printed copy of the Code of Conduct and Ethics from the Corporate Secretary or access a copy under the Corporate Governance tab of the Investor Relations page on LabCorp’s website at www.labcorp.com. In addition, any waivers for directors, officers and employees of the Company or amendments to the Code will also be posted on LabCorp’s website.

Board’s Role in Risk Management

Enterprise Risk Management

The Board believes that effective enterprise risk management is an integral part of Board and Committee deliberations throughout the year. The Audit Committee annually reviews the Company’s enterprise risk management process and the comprehensive assessment of key financial, operational, regulatory and cybersecurity risks identified by management, as well as mitigating practices. The Audit Committee then discusses the processes and results with the full Board. In addition, the Board discusses risks related to the Company’s strategic plan and other topics as appropriate. The Board receives regular reports directly from officers responsible for management of operations, financial reporting, legal and regulatory compliance, information technology and medical and scientific standard of care. Each Committee conducts its own risk assessment and risk management activities throughout the year, some of which are highlighted in the “Board Committees and Their Functions” section below, and reports its conclusions to the Board. The Board also encourages management to promote a corporate culture that integrates risk management into

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the Company’s corporate strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile. Through these processes, the Board oversees a system to identify, assess and address material risks to the Company on a timely basis.

Compensation Risk Assessment

The Compensation Committee regularly reviews the Company’s compensation policies and procedures to ensure that those practices are consistent with emerging best practices, are aligned with the shareholders’ interests and support the Company’s objective to attract and retain skilled and talented employees. Throughout the year, management reviews compensation policies, practices and changes in applicable regulations with the Compensation Committee, including the impact of the Company’s pay practices on the Company’s risk profile. The Compensation Committee also works directly with its independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to evaluate the Company’s compensation philosophy and objectives to identify potential risks in the Company’s pay practices. After reviewing the Compensation Committee’s findings, the Board has concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions

In accordance with its charter, the Board’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Company’s directors and key employees, including all members of senior management, complete annual reports disclosing, or certifying the absence of, any related party transactions. The Audit Committee reviews all potential material transactions involving related persons (as such transactions are defined by Item 404(a) of Regulation S-K as promulgated by the SEC) before allowing the Company to enter into any such transaction. The Company has not adopted a static set of criteria to be applied in evaluating a related party transaction and instead tailors the scope of its review to the particular circumstances presented by each transaction to ensure that any such transaction is thoroughly reviewed and evaluated.

Board Committees and Their Functions

The Board has four standing Committees that are each composed entirely of independent directors. The Nominating and Corporate Governance Committee reviews committee and committee chair assignments annually and recommends committee rosters to the full Board after considering factors such as the directors’ business and corporate governance experience, their preferences, criteria for specific committee service, the directors’ other responsibilities and scheduling flexibility. Assignments ensure that each committee has an appropriate mix of tenure and experience. Committee membership shown below is as of March 14, 2017:

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	QUALITY AND COMPLIANCE COMMITTEE

Kerrii B. Anderson
Jean-Luc Bélingard
D. Gary Gilliland
David P. King
Garheng Kong
Robert E. Mittelstaedt, Jr.
Peter M. Neupert
Richelle P. Parham
Adam H. Schechter
R. Sanders Williams

Chairperson
Member
Financial Expert

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CORPORATE GOVERNANCE

Charters for each of the Committees are available in print to any shareholder upon request submitted to the Corporate Secretary and are also available under the Corporate Governance tab of the Investor Relations page of the Company’s website at www.labcorp.com. Each committee reviews its respective Charter on an annual basis.

Audit Committee

Members: Ms. Anderson (Committee Chair, Financial Expert), Dr. Gilliland, Mr. Neupert (Financial Expert), Ms. Parham and Dr. Williams.

The Audit Committee is responsible for assisting the Board with the following functions:

•	the selection, appointment, compensation and oversight of the work of any independent registered public accounting firm employed by the Company;

•	reviewing the qualifications and independence of the Company’s independent registered public accounting firm;

•	assisting the Board with oversight of the integrity of the financial statements of the Company;

•	ensuring that the Company complies with legal and regulatory requirements as they impact the Company’s financial statements or reporting systems;

•	overseeing the Company’s internal audit functions and internal controls;
•	overseeing the Company’s management of financial risks;

•	producing an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement; and

•	regularly reviewing the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to data breaches, and reviewing with management any specific cybersecurity issues that could affect the adequacy of the Company’s internal controls.

The Audit Committee meets regularly and in Executive Session with PricewaterhouseCoopers, management and the Company’s internal auditors. In its meetings with PricewaterhouseCoopers and the internal auditors, the Audit Committee discusses, among other things, the overall scope and plans for their respective audits, the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee constitutes a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Ms. Anderson and Mr. Neupert are each an “audit committee financial expert” as defined in the SEC’s rules. The Board has also determined that both Ms. Anderson and Mr. Neupert have the “accounting or related financial management expertise” required by the Listing Standards.

Compensation Committee

Members: Mr. Schechter (Committee Chair), Mr. Bélingard, Dr. Kong, and Mr. Mittelstaedt.

The Compensation Committee is responsible for assisting the Board with the following functions:

•	reviewing the Company’s compensation and benefit policies, procedures and objectives, including any perquisites paid to the CEO and other executive officers and directors;

•	performing an annual review of and making recommendations to the full Board regarding the goals and objectives for CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and reviewing the compensation paid to the CEO and other executive officers;

•	reviewing and evaluating the compensation paid to the Company’s directors;

•	monitoring the evolving executive compensation landscape and considering shareholder feedback;

•	reviewing and overseeing the Company’s incentive compensation and equity plans;

•	evaluating the Company’s pay practices in relation to the Company’s risk profile; and

•	producing a Compensation Committee report as required by the SEC to be included in the Company’s annual proxy statement.

The Compensation Committee has delegated to Mr. King the responsibility of determining the individual and strategic goals for the annual incentive plans for each of the other named executive officers, subject to the approval of the Compensation Committee. For a discussion of Mr. King’s role in determining executive compensation, see the “Compensation Discussion and Analysis” section below (page 24).

The Compensation Committee has the sole authority to retain and terminate independent compensation consultants to assist the Committee in its evaluation of executive officer and director compensation. For 2016 the Compensation Committee retained Cook & Co. as its outside independent compensation consultant. Cook & Co. does no other work

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for the Company or its management except as directed by the Chairman of the Compensation Committee. See the “Compensation Discussion and Analysis” section below (page 24) for more information about Cook & Co.’s role in recommending the amount or form of executive compensation.

Nominating and Corporate Governance Committee

Members: Mr. Neupert (Committee Chair), Ms. Anderson, Dr. Kong, and Mr. Mittelstaedt

The Nominating and Corporate Governance Committee is responsible for assisting the Board with the following functions:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the annual meeting of shareholders and the director nominees for each Board Committee;
•	reviewing and reassessing, on an annual basis, the adequacy of the corporate governance principles of the Company and recommending any proposed changes to the Board for approval; and

•	leading the Board in its annual self-assessment.

Quality and Compliance Committee

Members: Dr. Williams (Committee Chair), Mr. Bélingard, Dr. Gilliland, and Mr. Schechter

The Quality and Compliance Committee is responsible for assisting the Board in carrying out its oversight responsibility with respect to quality and compliance issues. This oversight responsibility includes ensuring that management adopts and implements policies and procedures that require the Company’s employees to act in accordance with high ethical standards, deliver high quality services and comply with healthcare and other legal requirements. The Quality and Compliance Committee is responsible for reviewing the Company’s processes intended to assure excellent performance and meet scientific, medical and regulatory quality performance benchmarks.

In furtherance of the foregoing, the Quality and Compliance Committee annually reviews the Company’s programs and practices related to scientific, medical and regulatory quality and compliance including a periodic reassessment of the adequacy of:

•	the Company’s Annual Compliance Audit Plans for monitoring quality and compliance risk areas;

•	quality and compliance policy development;

•	quality and compliance reporting/tracking systems;

•	investigation and remediation practices for quality and compliance issues;
•	education and training of Company personnel on quality and compliance; and

•	quality and compliance function responsibilities, staffing and budget.

Additionally, the Quality and Compliance Committee meets regularly, but no less than annually, with each of the Company’s Chief Compliance Officer and Chief Medical Officer of LabCorp Diagnostics and, as necessary, members of corporate compliance and the heads of the Company’s quality functions, regarding the implementation and effectiveness of the Company’s scientific, medical and regulatory compliance program, and receives and reviews periodic reports regarding, among other things:

•	compliance-related activities and on-going compliance training programs;

•	the quality assurance activities conducted by the quality functions;

•	compliance auditing;

•	the results of internal quality audits;
•	the results of inspections by regulatory authorities;

•	any significant deviations observed by the Company’s quality functions; and

•	the status of any corrective and preventative action plans initiated by those functions.

Board and Committee Meetings

During 2016, the Board held six meetings and acted nine times by unanimous written consent. In his capacity as the Lead Independent Director, Mr. Mittelstaedt chaired five meetings of the independent and non-employee directors on the same days as the regularly scheduled Board meetings. The Audit Committee held nine meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held two meetings, and the Quality and Compliance Committee held five meetings. During 2016, each of the directors attended no less than 81 percent of the total meetings of the Board and the Committees of which he or she was a member. Members of the Board are encouraged to attend the Annual Meeting of Shareholders and all of the directors attended the 2016 Annual Meeting of Shareholders.

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DIRECTOR COMPENSATION

The Company’s director compensation is designed to attract and retain highly qualified, independent directors to represent shareholders on the Board and act in their best interest. The Compensation Committee, which consists solely of independent directors, has primary responsibility for setting our director compensation. Cook & Co., the Committee’s independent compensation consultant, assists the Compensation Committee in evaluating our director compensation program.

Elements of Non-Employee Director Compensation

Director compensation is designed to align director compensation with emerging best practices and reflect the Board’s belief that director compensation should not depend upon the number of meetings held but rather on the ongoing work and role of the directors throughout the year. For 2016, elements of non-employee director compensation included the following:

•	Annual Retainer. An annual retainer was paid to each non-employee director in quarterly installments. The annual retainer was increased from $100,000 to $105,000 effective as of October 4, 2016.

•	Committee Chair Retainer. The Chair of each standing committee of the Board received an additional retainer, paid on a quarterly basis. The retainer for the Chair of the Audit Committee is $25,000, the retainer for the Chair of the Compensation Committee is $20,000 and the retainers for the Chairs of the Nominating and Corporate Governance Committee and the Quality and Compliance Committee each are $15,000.

•	Lead Independent Director Retainer. Effective as of June 24, 2016, the retainer for the Lead Independent Director was increased from $25,000 to $45,000, paid on a quarterly basis.

•	Equity Compensation. Each non-employee director who was then serving on the Board received a grant of restricted stock units having a value of approximately $160,000 on February 9, 2016, subject to the requirements of the Company’s Director Stock Ownership Program (as further described below). The number of restricted stock units granted was determined by using the closing price of the Company’s Common Stock on the grant date
($102.53). The restricted stock units vested fully on February 9, 2017.

Effective as of October 4, 2016, the annual grant of restricted stock units to each non-employee director was increased in value to approximately $165,000, subject to the requirements of the Company’s Director Stock Ownership Program. Because the annual equity awards for 2016 already had been granted when this change was approved, it is first effective for grants made in 2017.

In addition, the Company has a policy of granting to each new director that joins the Board equity awards with a prorated amount of the value of the annual award granted to all directors, with a one-year vesting period.

•	Reimbursement of Expenses. Each director is reimbursed for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its Committees, as well as for related activities such as director education courses and materials consistent with our policies concerning reimbursement for travel, entertainment and other expenses.

The decision to increase the lead independent director’s annual retainer and the directors’ equity compensation award made in 2016 was made in consideration of the increased scale and complexity of the Company following the acquisition of Covance, and was intended to maintain director pay levels with the competitive median of the peer group used for purposes of executive compensation comparisons and broader industry benchmarks.

Director Stock Ownership Program

Maintaining a significant personal level of stock ownership ensures that each director is financially aligned with the interests of our shareholders. The Board believes that by holding an equity position in the Company, directors demonstrate their commitment to and belief in the long-term success of the Company. The Company’s Director Stock Ownership Program requires each non-employee director to acquire and maintain a number of shares having a value of $500,000. For purposes of determining whether the stock ownership requirement is satisfied, a calculation is performed for each director annually as of the business day closest to June 30 of each year (the “Measurement Date”), utilizing the average closing price of the Company’s Common Stock for the 90-day period ending on the Measurement Date. For new participants, the stock ownership requirement is initially determined as of the date that the director becomes a participant, utilizing the average closing price of the Company stock for the 90-day period ending on that date.

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DIRECTOR COMPENSATION

Until the required level of ownership is met, a director is required to hold 50 percent of any shares of Common Stock acquired upon the lapse of restrictions on any stock grant and upon the exercise of stock options, net of any shares utilized to pay for the exercise price of the option and any tax withholding, if applicable. If a director fails to meet or show progress towards satisfying these requirements, the Compensation Committee may reduce future equity grants to that director. Once satisfied, each director is required to maintain the required level of stock ownership for his or her entire tenure of service on the Board. Each member of our Board is currently in compliance with the director stock ownership program, either through satisfying the required level of ownership, or by satisfying the holding requirement.

Summary of 2016 Compensation to Non-Employee Directors

The compensation paid by the Company to the non-employee directors for 2016 is set forth in the table below. Information on compensation for Mr. King is set forth in the “Executive Compensation” section below (page 43).

NAME	FEES EARNED OR PAID IN CASH ($)(1)	RESTRICTED STOCK UNIT AWARDS ($)(2)	TOTAL ($)

Kerrii B. Anderson	$126,250	$160,000	$286,250
Jean-Luc Bélingard	$91,125	$160,000	$251,125
D. Gary Gilliland	$101,250	$160,000	$261,250
Garheng Kong	$101,250	$160,000	$261,250
Robert E. Mittelstaedt, Jr.	$146,250	$160,000	$306,250
Peter M. Neupert	$116,250	$160,000	$276,250
Richelle P. Parham	$101,250	$160,000	$261,250
Adam H. Schechter	$113,750	$160,000	$273,750
R. Sanders Williams	$116,250	$160,000	$276,250

(1)	Includes annual retainer payments of $101,250 for each director. Also includes Committee Chair retainer payments of $25,000 to Ms. Anderson, $7,500 to Mr. Mittelstaedt, $15,000 to Mr. Neupert and $15,000 to Dr. Williams. Mr. Schechter was appointed the Compensation Committee Chair on May 18, 2016 and received $12,500 in Chair retainer. Mr. Mittelstaedt also received $37,500 for serving as Lead Independent Director.
(2)	Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for restricted stock units awarded to each director in 2016. For a discussion of the assumptions made in these valuations, see Note 14 to the Company’s audited financial statements included within its Annual Report on Form 10-K for the year ended December 31, 2016. The aggregate number of restricted stock units held by each director as of December 31, 2016 was 1,560. There were no unvested non-qualified stock options as of December 31, 2016.

The aggregate number of vested and exercisable stock options held by each director as of December 31, 2016 was as follows: Ms. Anderson – 15,692; Mr. Bélingard – 15,692; Dr. Gilliland – 0; Dr. Kong – 0; Mr. Mittelstaedt – 14,700; Mr. Neupert – 0; Ms. Parham – 0; Mr. Schechter – 0; and Dr. Williams – 5,700. No stock options were granted to the directors beginning in 2013.

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DIRECTOR COMPENSATION

PROPOSAL ONE – Election of Directors

The Nominating and Corporate Governance Committee and the full Board have nominated each of David P. King, Kerrii B. Anderson, Jean-Luc Bélingard, D. Gary Gilliland, Garheng Kong, Robert E. Mittelstaedt, Jr., Peter M. Neupert, Richelle P. Parham, Adam H. Schechter and R. Sanders Williams for election at the Annual Meeting to hold office until the next annual meeting of shareholders or until his or her earlier death, resignation or removal. All nominees have consented to serve, and the Board does not know of any reason why any nominee would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute, your proxy will be voted for the substitute nominee.

Information about each nominee is included below, including details about the nominee’s qualifications, skills and experiences that supported the determination by the Nominating and Corporate Governance Committee and the Board that the person should serve as a director of LabCorp.

Nominees to the Board of Directors

Age: 60 Chairman and Chief Executive Officer Director since May 2007

DAVID P. KING

Mr. King has served as Chairman of the Board, President, and Chief Executive Officer of the Company since May 6, 2009; prior to that date he served as a director, President and Chief Executive Officer of the Company since January 1, 2007. Mr. King served as Executive Vice President and Chief Operating Officer from December 2005 to January 2007, as Executive Vice President of Strategic Planning and Corporate Development from January 2004 to December 2005 and was hired in September 2001 as Senior Vice President, General Counsel and Chief Compliance Officer. Prior to joining the Company, he was a partner with Hogan & Hartson LLP (now Hogan Lovells US LLP) in Baltimore, Maryland from 1992 to 2001. Mr. King was appointed to the Board of Directors of Cardinal Health, Inc. in 2011 and chairs its Human Resources and Compensation Committee. He also sits on the Boards of Directors of the Seattle Science Foundation, PATH, Inc., and the American Clinical Laboratory Association. He is also on the Board of Trustees of Elon University and Durham Academy. Mr. King has over eleven years’ experience with the Company in a variety of roles of increasing responsibility in corporate operations, strategic planning, and corporate administration. Mr. King has a deep understanding of the clinical laboratory industry, business strategy, sales and marketing and executive management of the Company and its operations.

Age: 59 Independent Director Director since May 2006

KERRII B. ANDERSON

Ms. Anderson has served as a director of the Company since May 17, 2006. Ms. Anderson was Chief Executive Officer of Wendy’s International, Inc., a restaurant operating and franchising company, from April 2006 until September 2008, when the company was merged with Triarc. Ms. Anderson served as Executive Vice President and Chief Financial Officer of Wendy’s International from 2000 to 2006. Prior to this position, she was Chief Financial Officer, Senior Vice President of M/I Schottenstein Homes, Inc. from 1987 to 2000. Ms. Anderson served as the Chairwoman of the Board of Chiquita Brands International Inc. from October 2012 until the Company was sold on January 6, 2015, and was the Chairwoman of the Nominating and Corporate Governance Committee and a Member of the Audit Committee. She is also a director and a member of the Compensation Committee and Audit Committee of Worthington Industries, Inc. Ms. Anderson serves on the financial committee of Columbus Foundation, on the Board of Trustees of Ohio Health and on the Board of Trustees for Elon University, and she chaired the Audit Committee for Elon. She also was a director of PF Chang’s China Bistro, Inc. from 2010 until June 2012 and Wendy’s International from 2006 until September 30, 2008. She has a strong record of leadership in operations and strategy. Ms. Anderson is also an audit committee financial expert as a result of her experience as CEO and CFO of Wendy’s International, Inc. Through her service on other public company boards, Ms. Anderson brings extensive financial, corporate governance and executive compensation experience to the Company’s Board.

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DIRECTOR COMPENSATION

Age: 68 Independent Director Director since April 1995

JEAN-LUC BÉLINGARD

Jean-Luc Bélingard has served as a director of the Company since April 28, 1995. Since 2011, Mr. Bélingard has been Chairman of bioMérieux, the worldwide leader of the IVD microbiology segment and a non-US public company. Mr. Bélingard also served as Chief Executive Officer of bioMérieux from July 2011 to April 2014. Mr. Bélingard retired as Chairman and Chief Executive Officer of Ipsen SA, a diversified French healthcare holding company, on November 22, 2010. He had served in that position since 2002. Prior to this position, Mr. Bélingard was Chief Executive Officer from 1999 to 2001 of bioMérieux-Pierre Fabre, a diversified French healthcare holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical and cosmetic business. From 1990 to 1999, Mr. Bélingard was CEO of Roche Diagnostics and a member of the Hoffman La Roche group Executive Committee. Mr. Bélingard is a director of the following non-US public companies: Stallergenes Greer (U.K.) since 2011, of Laboratoire Pierre Fabre (France) since 2013, and Lupin Limited (India) since October 27, 2015. Mr. Bélingard holds directorships at various Institut Mérieux Group companies, in particular at Institut Mérieux, the Group’s parent company, and at Transgene SA., a non-US public company. Mr. Bélingard is a member of the Bill and Melinda Gates Foundation CEO Roundtable. Mr. Bélingard has been Chairman of “FEFIS,” the French Federation of Health Industries (Fédération Française des Industries de Santé) since 2016, and, since January 2017, he has been a member of the Conseil National de l’Industrie (C.N.I.) chaired by the French government. Mr. Belingard’s long tenure at Roche, Ipsen and bioMérieux demonstrates his valuable business, leadership and management experience, including leading a large organization with global operations. He brings a strong strategic and operational background to the Company’s Board. He also brings an important international perspective to the Board’s deliberations. Mr. Bélingard has extensive corporate governance experience through his service on other public company boards.

Age: 62 Independent Director Director since April 2014

D. GARY GILLILAND, M.D., PH.D.

Dr. Gilliland has served as a director of the Company since April 1, 2014. Since January 2, 2015, Dr. Gilliland has served as President and Director of the NCI designated Fred Hutchinson Cancer Research Center in Seattle, WA. Prior to that, he was the inaugural Vice Dean and Vice President for Precision Medicine at the University of Pennsylvania Perelman School of Medicine from October 2013 to January 2015, where he was responsible for synthesizing research and clinical-care initiatives across all medical disciplines including cancer, heart and vascular medicine, neurosciences, genetics and pathology, in order to create a national model for the delivery of precise, personalized medicine. From 2009 until he joined Penn Medicine in 2013, Dr. Gilliland was Senior Vice President of Merck Research Laboratories and Oncology Franchise Head. At Merck, Dr. Gilliland oversaw first-in-human studies, proof-of-concept trials, and Phase II/III registration trials that included the development of pembrolizumab (anti-PD1) for treatment of cancer, and managed all preclinical and clinical oncology-licensing activities. Prior to joining Merck, Dr. Gilliland was a member of the faculty at Harvard Medical School for nearly 20 years, where he served as Professor of Medicine and a Professor of Stem Cell and Regenerative Biology. He was also an Investigator of the Howard Hughes Medical Institute from 1996 to 2009, Director of the Leukemia Program at the Dana-Farber/Harvard Cancer Center from 2002 to 2009, and Director of the Cancer Stem Cell Program of the Harvard Stem Cell Institute from 2004 to 2009. Dr. Gilliland has a Ph.D. in Microbiology from UCLA and an M.D. from UCSF. He is board-certified in Internal Medicine and had his Fellowship training in Hematology and Oncology, all at Harvard Medical School. Dr. Gilliland’s expertise in cancer genetics and his experience working within medical communities ranging from academia to the pharmaceutical industry position him to provide a practical and balanced perspective to the Board.

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DIRECTOR COMPENSATION

Age: 41 Independent Director Director since December 2013

GARHENG KONG, M.D., PH.D.

Dr. Kong has served as a director of the Company since December 1, 2013. Dr. Kong is the Managing Partner of Sofinnova HealthQuest Capital, a healthcare-focused investment firm, and was previously a general partner at Sofinnova Ventures, a position he held from 2010 to 2013. Before joining Sofinnova, Dr. Kong was a general partner from 2000 to 2010 at Intersouth Partners, a venture capital firm where he was a founding investor or board member for various life science ventures, several of which were acquired by large pharmaceutical companies. Prior to his investing career, Dr. Kong was employed by GlaxoSmithKline, McKinsey & Company, and TherOx. Dr. Kong has served on the Board of Directors of Histogenics Corporation, a public biotechnology company where he also serves as the Chairman of the Board, since 2012. Since November 2008, Dr. Kong has been the Chairman of the Board of Cempra Pharmaceuticals, where he has been a board member since September 2006. Dr. Kong has been on the board of Alimera Sciences since October 2012 and sits on the Duke University Medical Center Board of Visitors. Dr. Kong holds an M.D., Ph.D. in Biomedical Engineering and an M.B.A. from Duke University. Dr. Kong brings to the Board knowledge and experience in both the healthcare and finance fields based on his medical background and his work in life science-related venture capital.

Age: 73 Lead Independent Director Director since November 1996

ROBERT E. MITTELSTAEDT, JR.

Robert E. Mittelstaedt, Jr. has served as a director of the Company since November 1996. Mr. Mittelstaedt is Dean Emeritus of the W. P. Carey School of Business at Arizona State University where he served as Dean and Professor of Management from 2004 to 2013. Prior to June 30, 2004, he was Vice Dean, Executive Education of The Wharton School, University of Pennsylvania. Mr. Mittelstaedt had served with The Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as Chief Executive Officer, and subsequently sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt also serves as a director and Nominating and Governance Committee chair of Innovative Solutions & Support, Inc. He served on the Board and was the Compensation Committee chair of W.P. Carey, Inc. until his retirement on September 21, 2016. Mr. Mittelstaedt brings to the Board experience as a recognized expert in business strategy, corporate governance and executive compensation issues. Mr. Mittelstaedt serves as the Board’s Lead Independent Director and brings a deep understanding of the role of the Board and its oversight of corporate governance and business strategy.

Age: 61 Independent Director Director since January 2013

PETER M. NEUPERT

Mr. Neupert has served as a director of the Company since January 2013. Mr. Neupert was an Operating Partner at Health Evolution Partners, a health only, middle market private equity firm, from January 2012 until June 2015. Prior to that, Mr. Neupert served as Corporate Vice President of the Microsoft Health Solutions Group from its formation in 2005 to January 2012. Mr. Neupert served on the President’s Information Technology Advisory Committee (PITAC), co-chairing the Health Information Technology subcommittee and helping to drive the “Revolutionizing Health Care Through Information Technology” report, published in June 2004. Mr. Neupert served as the founding President and Chief Executive Officer of drugstore.com from 1998 to 2001 and as Chairman of the board of directors through September 2004. Mr. Neupert is also a director of Clinithink Ltd, Adaptive Biotechnologies, Inc. and higi LLC. He served on the Board of Directors of QSI from August 2013 to January 2014 and Freedom Innovations LLC from May 2013 to April 2016. He serves as a trustee for the Fred Hutchinson Cancer Research Center and was an active member of the Institute of Medicine’s Roundtable on Value & Science-Driven Healthcare from 2007 to 2011. Mr. Neupert brings to the Board experience as a recognized expert in health information technology and perspective on how to grow shareholder value leveraging business strategies with technology. Mr. Neupert is an audit committee financial expert as a result of his experience, including his experience as CEO and Chairman of drugstore.com. His prior experience as a public company CEO and board member of both private and public companies brings practical insight to the Board with respect to business strategy, corporate governance and emerging trends in healthcare. Mr. Neupert’s previous business experience also enables him to provide the Board with an understanding of businesses and services adjacent to the diagnostic testing industry.

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DIRECTOR COMPENSATION

Age: 49 Independent Director Director since February 2016

RICHELLE P. PARHAM

Richelle Parham has served as a director of the Company since February 8, 2016. In October 2016, Ms. Parham joined Camden Partners, a private equity firm, as a General Partner focusing on investments in growth stage global consumer companies. Prior to Camden Partners, Ms. Parham served as Vice President, Chief Marketing Officer of eBay from November 2010 to March 2015. Ms. Parham was responsible, globally, for eBay brand strategy and brand marketing, to reach 108+ million active eBay users, Internet marketing and CRM. Prior to joining eBay, Ms. Parham served as head of Global Marketing Innovation and Initiatives and head of Global Marketing Services at Visa, Inc. from 2008 to 2010. Her experience also includes 13 years at Digitas, Inc., a leading marketing agency, where she held a variety of senior leadership roles, including Senior Vice President and General Manager of the agency’s Chicago office. An advocate of empowering female leaders through STEM programs, Ms. Parham is on the advisory board for Girls Who Code. She serves on the Board of Directors for Scripps Network Interactive Inc. (NYSE:SNI), a position she has held since 2012. Ms. Parham holds double Bachelor of Science degrees in Business Administration and Design Arts from Drexel University. She became a member of the Drexel University Board of Trustees in 2014. Ms. Parham brings to the Board extensive senior-level executive experience and more than 20 years of global strategy and marketing experience, as well as expertise in understanding consumers and the consumer decision journey.

Age: 52 Independent Director Director since April 2013

ADAM H. SCHECHTER

Mr. Schechter has served as a director of the Company since April 1, 2013. Mr. Schechter is an Executive Vice President of Merck & Co., Inc. and since 2010 has been President of Merck’s Global Human Health Division, which includes the company’s worldwide pharmaceutical and vaccine businesses. He is a member of Merck’s executive committee and pharmaceutical and vaccines operating committee. Prior to becoming President, Global Human Health, Mr. Schechter served as President, Global Pharmaceutical Business from 2007 to 2010. Mr. Schechter’s extensive experience at Merck includes global and U.S.-focused leadership roles spanning sales, marketing, and managed markets, as well as business and product development. Mr. Schechter serves on the Board of Directors for the European Federation of Pharmaceutical Industries and Associations. He is a Board Member for Water.org and an Executive Board Member for the National Alliance for Hispanic Health. Mr. Schechter brings to the Board global business acumen and general management experience, as well as demonstrated success in leading large, innovation-focused organizations. Mr. Schechter’s deep knowledge of the pharmaceutical and healthcare industries and extensive experience collaborating with many of its key stakeholders to achieve patient-focused outcomes brings practical insight to the Board with respect to business strategies to service the changing healthcare environment.

Age: 68 Independent Director Director since May 2007

R. SANDERS WILLIAMS, M.D.

Dr. Williams has served as a director of the Company since May 16, 2007. Dr. Williams is President of The J. David Gladstone Institutes and Professor of Medicine at the University of California San Francisco. Prior to this appointment, Dr. Williams served Duke University between 2001 and 2010 as Dean of the School of Medicine, Senior Vice Chancellor, Senior Advisor for International Strategy, and founding Dean of the Duke-NUS Graduate Medical School Singapore. He has served previously as President of the Association of University Cardiologists, Chairman of the Research Committee of the American Heart Association, on the editorial boards of leading biomedical journals, on the Advisory Committee to the Director of the National Institutes of Health and on the Board of External Advisors of the National Heart, Lung and Blood Institute. Dr. Williams was a director of Bristol-Meyers Squibb Company from 2006 until May 2013 and has been a director of Amgen since October 2014. Dr. Williams is a member of the National Academy of Medicine, and a Fellow of the American Association for the Advancement of Science. His experience as a physician, biomedical scientist, and executive leader brings important perspective to his service to the Company as a director.

The Board unanimously recommends that shareholders vote “FOR” the election of the nominees listed above.

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EXECUTIVE OFFICERS

Information regarding each of LabCorp’s executive officers and their relevant business experience is summarized below.

David P. King

President and Chief Executive Officer

See “Proposal One: Election of Directors” (page 18) for information about Mr. King.

Lance V. Berberian

Senior Vice President and Chief Information Officer

Mr. Berberian (54) has served as Senior Vice President, Chief Information Officer since February 2014. From May 2007 to January 2014, he served as Chief Information Officer at IDEXX Laboratories, a global leader in diagnostics and IT solutions for animal health and food and water quality. Mr. Berberian served as Chief Information Officer and President of Kellstrom Aerospace Defense, a fully integrated supply chain firm, from January 2000 to April 2007. He also served as Chief Information Officer of Interim Healthcare from September 1997 to January 2000.

Edward T. Dodson

Senior Vice President and Chief Accounting Officer

Mr. Dodson (63) has served as Senior Vice President, Chief Accounting Officer since June 2005. He also has served as the Principal Accounting Officer since December 2014. Mr. Dodson, who has been a Certified Public Accountant for 34 years, joined the Company in August 1997 as Vice President and Corporate Controller and became Senior Vice President in June 2001. Prior to joining the Company in 1997, Mr. Dodson was a senior manager in the audit and consulting practice of KPMG LLP, where he worked for 17 years in that firm’s Greensboro, North Carolina and Brussels, Belgium offices.

F. Samuel Eberts III

Senior Vice President, Chief Legal Officer and Secretary

Mr. Eberts (57) has served as Senior Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer since January 1, 2009. Prior to that date he served as Senior Vice President, General Counsel since August 2004. Prior to joining the Company, he was Vice President, Secretary, and General Counsel of Stepan Company. Before joining Stepan Company, he was Assistant General Counsel for Cardinal Health, Inc. from 1998 to 2001 and Associate General Counsel for Allegiance Healthcare Corporation (Allegiance Healthcare Corporation was purchased by Cardinal Health in 1998). Prior to that time, he was Chief Counsel of the Biotech North America division of Baxter International Inc.

Glenn A. Eisenberg

Executive Vice President and Chief Financial Officer

Mr. Eisenberg (55) has served as Executive Vice President, Chief Financial Officer since June 2014. Mr. Eisenberg received his Bachelors of Arts degree from Tulane University in 1982 and his Master of Business Administration from Georgia State University in 1988. From 2002 until he joined the Company, he served as the Executive Vice President, Finance and Administration and Chief Financial Officer at The Timken Company, a $4.3 billion leading global manufacturer of highly engineered bearings and alloy steels and related products and services. Previously, he served as President and Chief Operating Officer of United Dominion Industries, now a subsidiary of SPX Corporation after working in several roles in finance, including Executive Vice President and Chief Financial Officer of United Dominion. Mr. Eisenberg served on the Board of Directors of Family Dollar Stores Inc. until July 2015, where he chaired the Audit Committee, and on the Board of Directors of Alpha Natural Resources Inc. until May 2015, where he was the lead independent director and chair of the Nominating and Corporate Governance Committee.

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EXECUTIVE OFFICERS

John D. Ratliff

Chief Executive Officer, Covance Drug Development

John D. Ratliff (57) has served as the Chief Executive Officer of Covance Drug Development since October 1, 2016. Mr. Ratliff is a highly respected biopharmaceutical leader, with extensive experience in increasingly important roles in the industry. Most recently, he served as president and CEO of HUYA Bioscience International, a leader in globalizing biopharma innovation, from March 2016 to August 2016. From January 2014 until March 2016, Mr. Ratliff was engaged in a variety of entrepreneurial activities, including activities supporting Remarque Systems, Undercover Colors and T3D Therapeutics. Mr. Ratliff’s experience in biopharma also includes nearly ten years at Quintiles, joining as Chief Financial Officer in 2004, becoming Chief Operating Officer in 2006, and President and COO in 2010, a position he held through December 2013. He led Quintiles’ global services organization, with its clinical research, commercial, consulting, and lab operations, and was a member of the company’s Board of Directors. Previous roles throughout his career also include serving as Chief Financial Officer at Acterna, a provider of communications test solutions for telecommunications and cable network operators; and in positions of increasing responsibility during his 19-year tenure at IBM. Mr. Ratliff holds a Bachelor’s degree in Industrial and Systems Engineering, summa cum laude, from the Georgia Institute of Technology and a Master’s degree in Business Administration from Duke University.

Lisa J. Uthgenannt

Chief Human Resources Officer

Lisa J. Uthgenannt (56) has served as Chief Human Resources Officer since March 2015. Prior to that she served as Senior Vice President Human Resources for Covance since she joined Covance in November 2010. Prior to joining Covance, Ms. Uthgenannt held numerous leadership positions at Johnson & Johnson, in both medical devices and pharmaceutical businesses since 2000.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s executive compensation program and decisions for 2016. This section details the compensation framework applied by the Compensation Committee and, in particular, our compensation philosophy, elements of executive pay, compensation decisions and the link between executive pay and performance. In accordance with the rules of the SEC, the named executive officers of the Company (“named executive officers”) for 2016 are:

•	David P. King, Chief Executive Officer

•	Lance V. Berberian, Senior Vice President, Chief Information Officer

•	F. Samuel Eberts III, Senior Vice President, Chief Legal Officer and Corporate Secretary

•	Glenn A. Eisenberg, Executive Vice President, Chief Financial Officer
•	Deborah L. Keller, Former Executive Vice President, Chief Executive Officer of Covance Drug Development, who served through September 2016

•	Lisa J. Uthgenannt, Senior Vice President, Chief Human Resources Officer

Executive Summary

Company Performance Highlights

The Compensation Committee considers the Company’s financial and business performance, execution of the Company’s strategic plan, leadership, and operational performance in making compensation decisions. The Committee believes that realized compensation should be tied to the performance of the Company and shareholder returns. LabCorp delivered strong performance in 2016. Our management team continues to drive disciplined execution of our mission to improve health and improve lives by delivering world-class diagnostic solutions, bringing innovative medicines to patients faster and using technology to provide better care. Our management team has continued to build on the successful acquisition of Covance to transform the Company into a leading global life sciences company with employees in approximately 60 countries.

2016 Performance Highlights

The Company achieved strong operational and financial performance across a broad range of measures.

•	Top Line Growth. Consolidated net revenues for 2016 increased 11% in comparison to 2015. The increase was the result of solid organic volume growth, tuck-in acquisitions, as well as the inclusion of Covance’s financial results for the entire year, partially offset by the negative impact of foreign currency translation. Organic revenue growth in 2016, excluding currency, was approximately 5%.

•	Earnings. Adjusted Earnings Per Share (excluding amortization, restructuring charges and special items) were $8.83 in 2016 compared to $7.91 in 2015, an increase of 11.6%. Adjusted Earnings Per Share excluding Amortization, Restructuring Charges and Special Items is a non-GAAP measure calculated by excluding the effects of the impact of restructuring and other special charges ($0.64 per share) and amortization expense ($1.17 per share) from the GAAP diluted earnings per share of $7.02.
•	Cash Flow Generation. Operating cash flow for 2016 was $1.2 billion, compared to $1.0 billion in 2015, driven by improved earnings and the inclusion of Covance’s financial results for the entire year, partially offset by higher working capital requirements. Capital expenditures totaled $279 million, compared to $256 million in 2015. As a result, free cash flow (operating cash flow less capital expenditures) was $897 million, compared to $727 million in 2015. Operating and free cash flow in 2015 were negatively impacted by approximately $110 million in net non-recurring items relating to the Covance acquisition. Excluding these items, free cash flow would have been $837 million in 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

Revenue and Adjusted EPS Excluding Amortization: 2006 – 2016

(1)	The full year consolidated results of the Company include Covance as of February 19, 2015; prior to February 19, 2015, these consolidated results exclude Covance.
(2)	2008 revenue includes a $7.5 million adjustment relating to certain historic overpayments made by Medicare for claims submitted by a subsidiary of the Company.
(3)	Excluding the $0.06 per diluted share impact of restructuring and other special charges and the $0.23 per diluted share impact from amortization in 2006; excluding the $0.25 per diluted share impact of restructuring and other special charges and the $0.27 per diluted share impact from amortization in 2007; excluding the $0.44 per diluted share impact of restructuring and other special charges and the $0.31 per diluted share impact from amortization in 2008; excluding the ($0.09) per diluted share impact of restructuring and other special charges and the $0.35 per diluted share impact from amortization in 2009; excluding the $0.26 per diluted share impact of restructuring and other special charges and the $0.43 per diluted share impact from amortization in 2010; excluding the $0.72 per diluted share impact of restructuring and other special charges, the $0.03 per diluted share impact from a loss on the divestiture of assets and the $0.51 per diluted share impact from amortization in 2011; excluding the $0.29 per diluted share impact of restructuring and other special charges and the $0.54 per diluted share impact from amortization in 2012; excluding the $0.15 per diluted share impact of restructuring and other special charges and the $0.55 per diluted share impact from amortization in 2013; excluding the $0.34 per diluted share impact of restructuring and other special charges and the $0.55 per diluted share impact from amortization in 2014; excluding the $2.44 per diluted share impact of restructuring and other special charges and the $1.12 per diluted share impact from amortization in 2015; and excluding the $0.64 per diluted share impact of restructuring and other special charges and the $1.17 per diluted share impact from amortization in 2016.
(4)	EPS, as presented represents adjusted, non-GAAP financial measures. Diluted EPS, as reported in the Company’s Annual Report were: $3.24 in 2006; $3.93 in 2007; $4.16 in 2008; $4.98 in 2009; $5.29 in 2010; $5.11 in 2011; $5.99 in 2012; $6.25 in 2013; $5.91 in 2014; $4.35 in 2015; and $7.02 in 2016.

Shareholder Engagement and Evolution of Compensation Plan

Last year, our annual advisory vote on executive compensation received support from approximately 95 percent of the shares voted. We are committed to refining our compensation program to incentivize our leaders and align with our strategy, the key value drivers of our business and the expectations of our shareholders.

To ensure shareholder input is reflected in our programs, we maintain ongoing engagement with our shareholders for the specific purpose of seeking their views and feedback on our compensation and corporate governance programs. Since our last annual meeting, we have engaged with holders representing more than 76 percent of our shares outstanding. One key area of discussion with our shareholders was our executive compensation program. Feedback from our shareholders on compensation is shared with our Compensation Committee and discussed as part of the Committee’s annual review of our compensation program. Specific feedback we have received from investors over the past three years has been reflected in the evolution of the executive compensation program and compensation best practices.

Since 2011, our compensation program has changed considerably, including several key structural changes:

•	We have increased the performance-based shares in the long-term incentive program from 40 percent in 2011 to 70 percent in 2016;

•	We have incorporated a relative total shareholder return (“TSR”) metric into our long-term incentive program; and

•	We have amended the performance metrics in our annual and long-term incentive programs to create stronger alignment with our strategic priorities.

Our long-term incentives will continue to represent the overwhelming majority of our executives’ compensation mix to maintain emphasis on long-term alignment with the interests of our shareholders. Although the Compensation Committee determined to reintroduce the use of stock options in its equity awards in 2017, the long-term incentive mix will continue to be primarily performance-based, with 60 percent performance shares, 20 percent restricted stock

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

units and 20 percent options. Effective March 2016, the Committee increased Mr. King’s base pay by 9.5 percent and the base salaries of the other named executive officers as follows: Messrs. Berberian, Eberts and Eisenberg by 3 percent and Ms. Keller by 2.5 percent. The Committee also increased Ms. Uthgenannt’s base salary, by 5 percent, effective January 2016. Mr. King’s salary was increased as a result of the Committee’s view of his strong leadership skills and management of a significantly larger organization, the strong performance of the Company in 2015 and the fact that his salary had only been increased once (in 2015 by 3.6%) since 2011. The Committee also maintained a target pay mix for long-term incentives under the long-term incentive program consisting of 70 percent performance shares and 30 percent restricted stock units. The Committee concluded that this was consistent with its commitment to responding to shareholder feedback, structuring pay for performance and incentivizing executives to achieve superior financial results and create shareholder value.

Compensation Program Overview and Alignment with Company Performance and Shareholder Interests

LabCorp’s executive compensation program is designed to attract, motivate and retain executives in a highly competitive environment. Our executive compensation philosophy is to pay for performance by rewarding the achievement of specific short-term and long-term operational and strategic goals. We believe our executive compensation program avoids unnecessary risk-taking and aligns the interests of our shareholders with the performance of our executives. This program reflects our strong commitment to a results-driven compensation program.

In support of the Compensation Committee’s overarching pay for performance compensation philosophy, our executives’ compensation structure is:

•	Highly performance-based variable compensation. Performance-based compensation comprises a significant part of total compensation, with the combined percentage of variable and at-risk compensation highest for our CEO;

•	Long-term performance oriented. Equity-based compensation comprises the largest part of total compensation and vests over a multi-year period to align the long-term interests of executive officers and shareholders;

•	Sensitive to performance variability. The size and the realizable values of incentive awards provided to executive officers should vary significantly with performance achievements;
•	Benchmarked to peers. Compensation opportunities for executive officers are evaluated against those offered by companies that are in similar industries and are similar in size and scope of operations; and

•	Designed to recognize varying levels of responsibility. Differences in executive compensation within the Company reflect varying levels of responsibility and/or performance.

The Committee has structured our executive compensation program to align compensation with performance using three key elements of compensation: (i) annual salary; (ii) annual cash incentive pay; and (iii) long-term incentive awards. While the Committee sets total target compensation for these three elements to be competitive in relation to the median peer compensation as reflected in data provided by Cook & Co., its independent consultant, the Committee places greater emphasis on the variable or at-risk portion of compensation. In 2016, the Committee worked with Cook & Co. and management to continue to align Covance’s compensation practices with the Company’s strong compensation practices.

Approximately 52 percent of our CEO’s target compensation is based on long-term performance and is delivered in equity. We believe the significant portion of total compensation delivered in equity tightly aligns Mr. King’s performance with the Company’s objectives and our shareholder’s expectations. Over 68 percent of

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COMPENSATION DISCUSSION AND ANALYSIS

our CEO’s compensation is at-risk and performance-based. The charts below show the mix of pay elements included in total compensation opportunities for 2016 for our Chief Executive Officer and an average for our other named executive officers, with the exception of Ms. Keller, who departed from the Company as of October 1, 2016:

(1)	Pay mix totals do not include the retention restricted stock award with an approximate value of $1,000,000 to Messrs. Berberian and Eisenberg

The Company seeks to achieve outstanding performance for our shareholders through a focus on increased revenue, adjusted EPS, EBITDA, and relative total shareholder return (compared against our peer group). Our compensation program rewards our executives for achieving goals set for these financial measures, as well as provides them a direct incentive to both preserve shareholder value and increase the Company’s stock price. In 2017, the Company also added adjusted operating income as a metric for our annual cash incentive plan. A substantial majority of the executives’ 2016 compensation opportunity was in the form of variable and performance-based awards, including performance-based cash compensation under our annual incentive cash plan (“MIB Plan”), restricted stock units and performance shares, all of which provide our executives a strong incentive to drive Company performance and increase shareholder value. Incentive compensation is guided by the following principles:

•	the MIB Plan only provides payments if performance goals are met or exceeded;

•	payments under the MIB Plan, if any, are based on a mix of Company goals common to all executives and strategic and individual goals for each executive in line with the executive’s major responsibilities, so that incentive cash payments relate to both Company performance as well as individual performance, and performance goals are tied to specific financial and operational priorities of the Company each year;

•	by granting performance shares on overlapping cycles, the Company is able to make adjustments to new cycles of multi-year performance goals each year, as appropriate; and
•	a significant portion of long-term incentives under the long-term incentive program (70 percent) are earned only if three-year objective performance goals are met.

The Committee believes this program reflects our strong commitment to a results-driven compensation program, and the amounts earned in 2016 by our named executive officers reflect this approach. For example, most of the Company’s financial goals under the MIB Plan were achieved near or slightly above target. As a result of the level of performance on those goals and after taking into account individual goals, each named executive officer received MIB Plan payouts slightly above target, at 103.5 percent of the target, with the exception of Ms. Keller, whose payout was at 100.3 percent.

Our commitment to paying for performance is demonstrated in the graph below, which shows the total payout of the annual non-equity incentive compensation for Mr. King year over year from 2013 to 2016. During the three year period ending in 2016, the Company reported significant growth in revenue, earnings, free cash flow, and stock price, driven by strong organic growth and, for 2015 and 2016, the transformational acquisition of Covance, which significantly expanded the Company’s offering to the biopharmaceutical industry, increased the Company’s international presence and enhanced the Company’s long-term profitable growth opportunities. In 2013, however, when our financial results and stock price performance did not meet our expectations, the MIB Plan payout equaled only 52 percent of target.

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Compensation Practices

Consistent with the Company’s focus on enhancing the alignment of our executive officers’ interests with those of our shareholders, the Company’s executive compensation program has the following features:

•	all executives must meet significant stock ownership requirements that increase with their level of responsibility within the Company; in 2016 the stock ownership requirements for the Chief Executive Officer and Executive Vice Presidents were six times base salary and three times base salary, respectively;

•	we prohibit pledging and hedging with respect to Company stock, including the use of “short sales,” “puts,” “calls” and similar instruments designed to offset the risk of a decline in the value of the Company’s stock;

•	we do not provide any tax gross-ups to executives, including on any severance/change in control payments;

•	there is a cap on annual incentive cash payment opportunity even for extraordinary performance so that executives are not provided incentives to take inappropriate risks;

•	there are no employment agreements other than an employment letter agreement with the former CEO of Covance Drug Development;

•	the Master Senior Executive Severance Plan, which provides financial protection for our executives in circumstances involving a change in control, is a “double trigger” plan, requiring termination following a change in control for severance payouts;

•	clawback provisions under the 2016 Omnibus Incentive Plan that require repayment of awards in the event of an accounting restatement involving certain forms of misconduct;

•	“double trigger” provisions under the 2016 Omnibus Incentive Plan under which awards assumed or substituted in connection with a change in control will only result in accelerated vesting in the event of a qualifying termination;

•	no guaranteed bonuses;

•	personal use of corporate aircraft is subject to prior approval by the Board and is strongly discouraged;

•	no excessive severance or change in control provisions; and

•	no payment of dividends on stock options or unvested performance awards.

The Role of the Compensation Committee

The Compensation Committee is responsible for the development, oversight and implementation of the executive compensation plan. The Committee works throughout the year, reviewing compensation trends, evaluating emerging best practices and considering changes to the executive compensation program that will provide our senior management with an incentive to achieve superior financial results for the Company and align pay with performance. In determining whether changes to the executive compensation program are needed, the Committee considers the goals and strategic objectives of the Company, including changes to strategy that should be reflected in the incentive structure of the management team. The Committee also considers the results of prior advisory votes on compensation and direct shareholder feedback in determining changes to the executive compensation program. The Committee approves changes to each component of executive officer compensation, including merit increases in base salary, annual incentive awards and long-term equity incentive awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions for Mr. King

With regard to compensation decisions for Mr. King, our Chief Executive Officer, the Compensation Committee considers the results of his performance assessment, including input from all independent non-employee directors, as well as the Company’s financial and business performance. In an executive session, the chair of the Compensation Committee leads the independent non-employee directors through a review of Mr. King’s annual accomplishments, a review and approval of compensation actions recommended by the Compensation Committee, and a review of performance objectives for the next year. The Board (except for Mr. King) reviews and approves the Committee’s decisions with respect to Mr. King’s compensation.

The Role of Management

Annually, Mr. King is invited to provide input on the Compensation Committee’s executive compensation decisions, and the Compensation Committee has delegated to Mr. King the responsibility of determining the individual and strategic goals for the annual incentive plans for each of the other named executive officers, subject to the approval of the Compensation Committee. Mr. King’s input and award proposals for the other executive officers are based on his assessment of past and expected individual performance and contribution. In addition, in her role as the Company’s Chief Human Resources Officer, Ms. Uthgenannt generally attends and participates in meetings of the Compensation Committee, including to provide input on the design and implementation of the Company’s executive compensation program.

The Role of the Independent Consultant

Cook & Co., the Committee’s independent compensation consultant, plays an integral role in supporting the Compensation Committee in the compensation-setting process, and one of its representatives attends most of the Compensation Committee meetings to serve as a resource for the Committee. Cook & Co. provides insight and advice related to the Company’s compensation plans and policies, and provides recommendations based on compensation trends and regulatory/compliance developments. In order to encourage independent review and discussion of executive compensation matters, the Compensation Committee and the Committee chair regularly meet with the independent compensation consultant in executive session without management present. The Compensation Committee has sole authority to retain or replace the independent compensation consultant. In order to maintain consultant independence, Compensation Committee pre-approval is required for all services performed by the independent compensation consultant. In 2016, the Committee assessed the independence of Cook & Co. considering, among other factors, the independence factors established by the New York Stock Exchange. Specifically, Cook & Co. provides no services to the Company or its management other than the services provided to the Compensation Committee in its capacity as the Committee’s independent adviser on executive compensation matters. Cook & Co. affirmed that no member of the consulting team has any business or personal relationship with the CEO or any member of the Company’s Compensation Committee. It also affirmed that neither Cook & Co. nor any member of the consulting team serving the Company’s Compensation Committee owns any stock or equity derivatives of the Company. In addition, the Committee evaluated the work of Cook & Co. and determined that its work raised no conflict of interest, including under applicable New York Stock Exchange factors.

Use of Peer Group

In evaluating executive compensation, the Compensation Committee considers both absolute performance of the Company and performance relative to an established peer group, as well as the pay practices of that peer group. With input from Cook & Co. and recognizing that LabCorp has limited directly comparable competitors, the comparative peer group is selected from public companies in the healthcare services industry that are closest to LabCorp in terms of scope of services and are of a similar size in terms of revenue, profitability, cash flow, market capitalization and number of employees. Each year, with the support of Cook & Co., the Committee reviews the previous year’s peer group to ensure it remains valid for benchmarking purposes and makes adjustments as needed to reflect changes in business strategy and circumstances (e.g., acquisitions). Following the completion of the Covance acquisition, the Compensation Committee requested Cook & Co. to review and evaluate any needed changes to the Company’s proxy peer group to reflect the Company’s new size and business mix. In addition to other changes, Allergan, Inc., Covidien plc and Zimmer Biomet Holdings, Inc. (formerly Zimmer Holdings, Inc.) were removed from the peer group. The Committee believes that the acquisitions of Allergan, Inc. and Covidien plc by Actavis plc and

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COMPENSATION DISCUSSION AND ANALYSIS

Medtronic plc, respectively, resulted in new combined companies with sizes that prevented the companies from being appropriate comparators. Zimmer Biomet was removed to decrease the focus of the peer group on healthcare equipment companies. The companies included in the 2016 comparative peer group were:

Agilent Technologies, Inc.	Omnicare, Inc.
Baxter International Inc.	Owens & Minor, Inc.
Becton, Dickinson and Company	Quest Diagnostics Incorporated
Boston Scientific Corporation	Quintiles Transnational
DaVita Healthcare Partners Inc.	St. Jude Medical, Inc.
Henry Schein, Inc.	Stryker Corporation
Mylan N.V.	Thermo Fisher Scientific

Annually, Cook & Co. prepares a review of competitive total compensation for the Company’s executives versus total compensation for similar positions at our peer group companies and utilizes national survey data for executives for whom there is insufficient comparable information in the peer company proxy statements.

2016 Actions

Our executive compensation program focuses on three key elements of compensation: (i) annual salary; (ii) annual cash incentive pay; and (iii) long-term incentive awards. The following chart shows how these elements were used by the Committee in 2016.

LABCORP - 2016 EXECUTIVE COMPENSATION STRUCTURE AND ACTIONS

BASE SALARY	For 2016, the Committee increased Mr. King’s base pay by 9.5 percent and the base salaries of the other named executive officers as follows: Messrs. Berberian, Eberts and Eisenberg by 3 percent; Ms. Keller, by 2.5 percent and Ms. Uthgenannt, by 5 percent.

ANNUAL CASH INCENTIVE (MIB Plan)	PERFORMANCE METRICS
	Consolidated Revenues		Payouts under the 2016 MIB Plan were 103.5 percent of Target for the CEO and the other named executive officers (except for Ms. Keller, who received 100.3 percent of Target)
Consolidated EBITDA
Strategic Objectives

LONG TERM INCENTIVE (LTI)	PERCENT OF LTI	PERFORMANCE METRICS
	70% – Performance Shares	70% – EPS Growth	Payouts of 2014-2016 performance share cycle is 175 percent of Target
30% – Revenue
Total Shareholder Return (25% Modifier)
	30% – Restricted Stock Units	Service During Vesting Period

In addition to the three main elements of our compensation program, we also provide limited perquisites, severance benefits and post-retirement benefits as part of a standard, competitive compensation package.

From time to time, the Committee, in its discretion, determines that certain executives should receive additional compensation outside of the annual compensation program. In 2016, the Committee determined that each of Mr. Berberian and Mr. Eisenberg should receive a restricted stock unit award with an approximate value of $1,000,000, vesting ratably one-third each year for purposes of retention as they are leading initiatives critical to the long-term success of the business, in addition to the restricted stock units granted as part of their respective long-term incentive awards.

Base Salary

While the Compensation Committee generally targets salary levels of the named executive officers at or below the median of the peer group, it retains the flexibility to adjust individual compensation to take into account variations in the individual’s job experience and responsibility, including as reviewed and recommended to the Committee by Mr. King. Annual changes in base salaries are determined using several factors, including the peer group’s practices, our performance, the individual’s performance and increases generally provided to our employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Effective March 2016, the Committee increased Mr. King’s base pay by 9.5 percent and the base salaries of the other named executive officers as follows: Messrs. Berberian, Eberts and Eisenberg by 3 percent and Ms. Keller by 2.5 percent. The Committee also increased Ms. Uthgenannt’s base salary, by 5 percent, effective January 2016. Mr. King’s salary was increased as a result of the Committee’s view of his strong leadership in managing a significantly larger organization, the performance of the Company in 2015 and the fact that his salary had only been increased once (in 2015 by 3.6%) since 2011. Ms. Uthgenannt’s salary was increased based on an agreement made in connection with her move from the Covance Drug Development business to LabCorp enterprise-wide responsibilities.

Annual Cash Incentive Pay (MIB Plan)

Our MIB Plan is designed to compensate our executives for achieving in-year goals that further the Company’s strategy and create shareholder value. Target MIB Plan award amounts for 2016 for the named executive officers ranged from 50 percent to 150 percent of base salary, depending on the role of the executive and competitive market positioning. Each of the named executive officers earned annual incentive cash payments of 103.5 percent of their 2016 target goals, with the exception of Ms. Keller, whose earned annual incentive cash payment was 100.3 percent of her 2016 target goals.

Company financial goals may be achieved by the named executive officers at a threshold, target or superior level. If actual performance measures fall between either the threshold and target levels or the target and superior levels, the payouts are interpolated accordingly. If the threshold level of performance for a particular goal is not achieved, the payout for that goal is zero. Individual and strategic goals are measured based on a yes/no outcome (i.e., the goal was either achieved, triggering a 100 percent target payment, or was not achieved, resulting in no payment).

Company Financial Goals. For 2016 each of our named executive officers shared two Company financial goals based on the following two measures:

•	Consolidated Net Revenues (30 percent weighting); and
•	Consolidated EBITDA (30 percent weighting)

The consolidated revenues and EBITDA performance measures were selected as performance measures because they are top-line and bottom-line measures used by the Company and the investment community to evaluate our operating performance.

In addition to the shared Company financial goals described above, the performance measures used for the remaining 40 percent of each named executive officer’s target amount (except for Ms. Keller) were directed to specific areas of focus for each named executive officer for 2016, tying individual performance to strategic goals that were intended to contribute to our overall success. The individual and strategic goals applicable to each named executive officer under the MIB Plan for 2016 are discussed below under the heading “Summary of MIB Plan Payments by Executive.”

Ms. Keller shared the two Company financial goals referenced above (weighted ten percent for each goal) and had three additional segment business financial goals as listed below: Covance Drug Development Segment Revenues (25 percent weighting); Covance Drug Development Segment Adjusted Operating Income (25 percent weighting); and Covance Drug Development Segment Net Orders (ten percent weighting).

The remaining 20 percent of Ms. Keller’s target amount was directed to specific areas of focus for the Covance Drug Development segment business for 2016, tying her individual performance to strategic segment goals that were intended to contribute to our overall success.

Setting and Evaluating Performance Targets. The threshold, target and superior goals for the consolidated revenues and consolidated EBITDA measures were based on various outcomes considered by the Compensation Committee, with the target amounts most closely approximating the Company’s operating budget approved by the Board. The achievement of performance measures that are not financially-based was determined by the Committee in its discretion, after discussion with Mr. King. Performance levels are determined annually by the Compensation Committee based upon its collective experience and reasoned business judgment. The Compensation Committee determines the performance measures, performance targets and allocation for Mr. King. In turn, the Committee has delegated to Mr. King the responsibility of determining the individual and strategic goals for the annual incentive plans for each of the other named executive officers, subject to the approval of the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Results for 2016 Company and Segment Financial Goals. The 2016 goals that were common for each of the named executive officers and the result for the year for each goal were:

COMPANY GOALS	THRESHOLD	TARGET	SUPERIOR	2016 RESULT	% OF TARGET

Consolidated Revenues(1)	$8,831 million	$9,256 million	$9,682 million	$9,410.2 million	101.7%
Consolidated EBITDA(2)	$1,807 million	$1,922 million	$2,037 million	$1,906.4 million	99.2%

COVANCE DRUG DEVELOPMENT SEGMENT BUSINESS	THRESHOLD	TARGET	SUPERIOR	2016 RESULT	% OF TARGET

Segment Revenues(3)	$2,446.3 million	$2,718.1 million	$2,989.9 million	$2,828.8 million	104.1%
Segment Adjusted Operating Income(4)	$380.0 million	$422.3 million	$464.5 million	$412.6 million	97.7%
Segment Net Orders	$3,076.9 million	$3,418.8 million	$3,760.7 million	$3,385.2 million	99.0%

(1)	Consolidated Revenues represents the Company’s consolidated net revenues as reported in the Annual Report on Form 10-K for the year ended December 31, 2016, adjusted for foreign currency impact versus budgeted exchange rates.
(2)	Consolidated EBITDA represents the Company’s consolidated earnings before interest, income taxes, depreciation and amortization, adjusted for foreign currency impact versus budgeted exchange rates. The Company also includes in its EBITDA the EBITDA of its three joint venture partnerships in Alberta, Canada and Florence, South Carolina.
(3)	Segment Revenues represents Covance Drug Development’s revenues, adjusted for foreign currency impact versus budgeted exchange rates.
(4)	Segment Operating Income represents Covance Drug Development’s operating income, adjusted for foreign currency impact versus budgeted exchange rates.
(5)	Segment Net Orders represents Covance Drug Development’s reported net orders at actual currency rates.

Mr. King

As Chief Executive Officer, Mr. King had individual goals for 2016 that were focused on the importance of executing key elements of our strategic plan. As a result of the achievements reflected in the table below, Mr. King’s earned annual incentive cash payment was approximately 103 percent of his 2016 target goal.

2016 TARGET AND ACTUAL PAYOUT

	BASE SALARY	TARGET % OF BASE SALARY	TOTAL OPPORTUNITY AT TARGET	ACTUAL PAYOUT % OF TARGET	ACTUAL PAYOUT

David P. King	$1,150,000	150%	$1,725,000	103.5%	$1,785,419

2016 RESULTS

	ALLOCATION BY GOAL		INCENTIVE CASH PAYMENT	OPPORTUNITY BY GOAL BY LEVEL OF ACHIEVEMENT
	%	GOAL	THRESHOLD	TARGET	SUPERIOR	ACTUAL PAYOUT

Company Financial Goals:	30%	Consolidated Net Revenues(1)	$258,750	$517,500	$776,250	$613,019
	30%	Consolidated EBITDA(1)	$258,750	$517,500	$1,035,000	$482,400
Individual/Strategic Goals:	25%	Covance Integration and Strategy Development(2)	$-	$431,250	$431,250	$431,250
	5%	Launch of consumer-initiated testing business by 12/31/16(3)	$-	$86,250	$86,250	$86,250
	10%	Talent Development and Succession Planning(4)	$-	$172,500	$172,500	$172,500
TOTAL	100%		$517,500	$1,725,000	$2,501,250	$1,785,419

(1)	The 2016 results for the Company Financial Goals are set forth in the table above under the heading “Results for 2016 Company and Segment Financial Goals.”
(2)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review of the success of the Covance integration and the strategy plan in place.
(3)	The Compensation Committee determined that this goal was met and approved a payout at target based on the launch of the consumer-initiated testing business.
(4)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review, discussion and implementation of organizational talent development, and succession planning.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Berberian

As Chief Information Officer, Mr. Berberian had individual goals for 2016 that were based on LabCorp IT functions, delivery of certain aspects of Project Phoenix, which relates to enhanced revenue cycle management tools, and organizational talent management processes. As a result of the achievements reflected in the table below, Mr. Berberian earned an annual incentive cash payment that was approximately 103 percent of his 2016 target goal.

2016 TARGET AND ACTUAL PAYOUT

	BASE SALARY	TARGET % OF BASE SALARY	TOTAL OPPORTUNITY AT TARGET	ACTUAL PAYOUT % OF TARGET	ACTUAL PAYOUT

Lance V. Berberian	$398,044	50%	$199,022	103.5%	$205,993

2016 RESULTS

	ALLOCATION BY GOAL		INCENTIVE CASH PAYMENT	OPPORTUNITY BY GOAL BY LEVEL OF ACHIEVEMENT
	%	GOAL	THRESHOLD	TARGET	SUPERIOR	ACTUAL PAYOUT

Company Financial Goals:	30%	Consolidated Net Revenues(1)	$29,853	$59,707	$89,560	$70,728
	30%	Consolidated EBITDA(1)	$29,853	$59,707	$119,413	$55,657
Individual/Strategic Goals:	10%	Identify, prioritize and implement three impactful Talent Management processes in 2016(2)	$-	$19,902	$19,902	$19,902
	15%	Complete Phoenix Release 2 and implementation of Molecular LIMS(3)	$-	$29,853	$29,853	$29,853
	15%	Complete key Covance projects within established budget(4)	$-	$29,853	$29,853	$29,853
TOTAL	100%		$59,706	$199,022	$288,582	$205,993

(1)	The 2016 results for the Company Financial Goals are set forth in the table above under the heading “Results for 2016 Company and Segment Financial Goals.”
(2)	The Compensation Committee determined that this goal was met and approved a payout at target for this goal based on the successful implementation of three talent management processes.
(3)	The Compensation Committee determined that this goal was met and approved a payout at target for this goal based on the Phoenix Release 2 and review of the successful implementation of Molecular LIMS completed by year-end.
(4)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review of the Covance key projects completed in 2016 within budget.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Eberts

As Chief Legal Officer, Mr. Eberts had individual goals for 2016 that were based on legal and global integration matters in line with his major responsibilities. As a result of the achievements reflected in the table below, Mr. Eberts earned an annual incentive cash payment that was approximately 103 percent of his 2016 target goal.

2016 TARGET AND ACTUAL PAYOUT

	BASE SALARY	TARGET % OF BASE SALARY	TOTAL OPPORTUNITY AT TARGET	ACTUAL PAYOUT % OF TARGET	ACTUAL PAYOUT

F. Samuel Eberts III	$489,250	60%	$293,550	103.5%	$303,833

2016 RESULTS

	ALLOCATION BY GOAL		INCENTIVE CASH PAYMENT	OPPORTUNITY BY GOAL BY LEVEL OF ACHIEVEMENT
	%	GOAL	THRESHOLD	TARGET	SUPERIOR	ACTUAL PAYOUT

Company Financial Goals:	30%	Consolidated Net Revenues(1)	$44,033	$88,065	$132,098	$104,320
	30%	Consolidated EBITDA(1)	$44,033	$88,065	$176,130	$82,092
Individual/Strategic Goals:	10%	Talent Development – Develop and implement career development plans for certain members of the legal department(2)	$-	$29,355	$29,355	$29,355
	15%	Integrate global communications function-develop communications roadmap for three-year period(3)	$-	$44,033	$44,033	$44,033
	15%	Integrate global legal function – implement new leadership structure-transition legal budget to fixed fee arrangements(4)	$-	$44,033	$44,033	$44,033
TOTAL	100%		$88,066	$293,550	$425,648	$303,833

(1)	The 2016 results for the Company Financial Goals are set forth in the table above under the heading “Results for 2016 Company and Segment Financial Goals.”
(2)	The Compensation Committee determined that this goal was met and approved a payout at target based on its review, discussion and successful implementation of career development plans for the applicable employees.
(3)	The Compensation Committee determined that this goal was met and approved a payout at target based on its review of the completion of the global communications roadmap for the three-year period.
(4)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review, discussion and implementation of the new leadership structure and legal fee structure for the global legal function.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Eisenberg

As Chief Financial Officer, Mr. Eisenberg had individual goals for 2016 that were based on his responsibility for financial management, as well as his responsibility for completing certain strategic acquisition integrations. As a result of the achievements reflected in the table below, Mr. Eisenberg earned an annual incentive cash payment that was approximately 103 percent of his 2016 target goal.

2016 TARGET AND ACTUAL PAYOUT

	BASE SALARY	TARGET % OF BASE SALARY	TOTAL OPPORTUNITY AT TARGET	ACTUAL PAYOUT % OF TARGET	ACTUAL PAYOUT

Glenn A. Eisenberg	$656,625	100%	$656,625	103.5%	$679,626

2016 RESULTS

	ALLOCATION BY GOAL		INCENTIVE CASH PAYMENT	OPPORTUNITY BY GOAL BY LEVEL OF ACHIEVEMENT
	%	GOAL	THRESHOLD	TARGET	SUPERIOR	ACTUAL PAYOUT

Company Financial Goals:	30%	Consolidated Net Revenues(1)	$98,494	$196,988	$295,481	$233,348
	30%	Consolidated EBITDA(1)	$98,494	$196,988	$393,975	$183,627
Individual/Strategic Goals:	20%	Organizational effectiveness/implement $2.5M in cost savings program in finance(2)	$-	$131,325	$131,325	$131,325
	10%	Study and provide recommendations for improvement of tax rate(3)	$-	$65,663	$65,663	$65,663
	10%	Improve financial analysis-select and implement financial system for consolidation, planning and forecasting, fully utilize the new system and processes by February 2017(4)	$-	$65,663	$65,663	$65,663
TOTAL	100%		$196,988	$656,625	$952,106	$679,626

(1)	The 2016 results for the Company Financial Goals are set forth in the table above under the heading “Results for 2016 Company and Segment Financial Goals.”
(2)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review of the success of the cost savings and finance organizational effectiveness.
(3)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review of the improvement of the tax rate.
(4)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review, discussion and implementation of the financial system for consolidation, planning and forecasting by February 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Ms. Keller

Ms. Keller served as the Covance Drug Development Chief Executive Officer through September 2016. Ms. Keller earned an annual incentive cash payment that was approximately 100 percent of her 2016 target goal.

2016 TARGET AND ACTUAL PAYOUT

	BASE SALARY	TARGET % OF BASE SALARY	TOTAL OPPORTUNITY AT TARGET	ACTUAL PAYOUT % OF TARGET	ACTUAL PAYOUT

Deborah L. Keller	$635,500	100%	$635,500	100.3%	$637,216

2016 RESULTS

	ALLOCATION BY GOAL		INCENTIVE CASH PAYMENT	OPPORTUNITY BY GOAL BY LEVEL OF ACHIEVEMENT
	%	GOAL	THRESHOLD	TARGET	SUPERIOR	ACTUAL PAYOUT

Company Financial Goals:	10%	Consolidated Net Revenues(1)	$31,775	$63,550	$95,325	$75,281
	10%	Consolidated EBITDA(1)	$31,775	$63,550	$127,100	$59,241
Company Segment Financial Goals:	25%	Covance Drug Development Segment Revenue(1)	$79,438	$158,875	$238,313	$191,230
	25%	Covance Drug Development Segment Adjusted Operating Income(1)	$79,438	$158,875	$238,313	$187,488
	10%	Covance Drug Development Segment Net Orders(1)	$31,775	$63,550	$95,325	$60,426
	10%	Oncology and Rare/Orphan disease strategies for clinical business by 7/20/16; demonstrated progress in implementing the strategic operating plan(2)	$-	$63,550	$63,550	$-
	10%	Talent Development(3)	$-	$63,550	$63,550	$63,550
TOTAL	100%		$254,201	$635,500	$921,476	$637,216

(1)	The 2016 results for the Company Financial Goals and the Company Segment Financial Goals are set forth in the table above under the heading “Results for 2016 Company and Segment Financial Goals.”
(2)	The Compensation Committee determined that this goal was not met.
(3)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review, discussion and implementation of organizational talent development.

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COMPENSATION DISCUSSION AND ANALYSIS

Ms. Uthgenannt

As Senior Vice President and Chief Human Resources Officer, Ms. Uthgenannt had individual goals for 2016 that were based on human resources matters in line with her major responsibilities. As a result of the achievements reflected in the table below, Ms. Uthgenannt’s earned annual incentive cash payment was approximately 103 percent of her 2016 target goal.

2016 TARGET AND ACTUAL PAYOUT

	BASE SALARY	TARGET % OF BASE SALARY	TOTAL OPPORTUNITY AT TARGET	ACTUAL PAYOUT % OF TARGET	ACTUAL PAYOUT

Lisa J. Uthgenannt	$440,171	70%	$308,119	103.5%	$318,912

2016 RESULTS

	ALLOCATION BY GOAL		INCENTIVE CASH PAYMENT	OPPORTUNITY BY GOAL BY LEVEL OF ACHIEVEMENT
	%	GOAL	THRESHOLD	TARGET	SUPERIOR	ACTUAL PAYOUT

Company Financial Goals:	30%	Consolidated Net Revenues(1)	$46,218	$92,436	$138,654	$109,498
	30%	Consolidated EBITDA(1)	$46,218	$92,436	$184,872	$86,166
Individual/Strategic Goals:	15%	Global Compensation Structure Design and Implementation(2)	$-	$46,218	$46,218	$46,218
	15%	US Benefits Harmonization(3)	$-	$46,218	$46,218	$46,218
	10%	Talent Management/Succession Planning(4)	$-	$30,812	$30,812	$30,812
TOTAL	100%		$92,436	$308,119	$446,774	$318,912

(1)	The 2016 results for the Company Financial Goals and the Company Segment Financial Goals are set forth in the table above under the heading “Results for 2016 Company and Segment Financial Goals.”
(2)	The Compensation Committee determined that this goal was met and approved a payout at target based on the implementation of the global compensation structure design.
(3)	The Compensation Committee determined that this goal was met and approved a payout at target based on the integration of the US benefits.
(4)	The Compensation Committee determined that this goal was met and approved a payout at target based on the review and implementation of organizational talent development.

Long-Term Incentive Awards

Long-term incentive awards for 2016 continued to be comprised of a mix of restricted stock units (30 percent of target value, based on grant date fair value) and performance share awards (70 percent of target value, based on grant date fair value).

In setting 2016 long-term compensation, the Compensation Committee determined that a balanced program using performance-based awards and restricted stock units would achieve all of the following:

•	reward stock-price growth;

•	deliver performance-based, at-risk compensation through performance shares;

•	ensure longer-term business focus through the use of multi-year operational performance goals to determine the number of performance share awards ultimately earned;
•	provide retention features through multi-year vesting and the use of restricted stock units (three-year vesting requirement);

•	align interests of executive officers, including the named executive officers, with interests of all shareholders; and

•	align with emerging practices of the market and peer group data.

Long-term incentive award values for 2016 were structured so that target award opportunities were generally positioned in order to deliver total direct compensation at the median of the peer group. Mr. King’s award values for 2016 were slightly above the median of the peer group and the award values for the balance of the named executive officers for 2016, other than Ms. Keller, ranged from slightly below the median to above the 75th percentile of the peer group. The Compensation Committee retains the flexibility to adjust individual award levels, taking into account

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COMPENSATION DISCUSSION AND ANALYSIS

variations in the individual’s job experience and responsibility, including as reviewed and recommended to the Committee by Mr. King. These values were selected based on the Company’s desire to attract and retain executive talent, the Company’s stated objective of placing a greater emphasis on long-term incentives and the Committee’s assessment of the Company’s performance. Restricted stock units vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date.

The Committee has used a relative total shareholder return (“TSR”) metric to act as a modifier on the performance share metrics since 2014. If the three-year cumulative relative TSR falls below the 25th percentile of the S&P 500 Health Care Companies, the calculated payout of the performance shares will be reduced by 25 percent. If the three-year cumulative relative TSR is above the 75th percentile, the calculated payout of the performance shares will be increased by 25 percent. The Committee believes the use of a TSR modifier ensures that exceptional or subpar TSR performance appropriately limits or rewards long-term incentive compensation that is based on EPS growth and revenue. The metrics for the long-term performance share program are as follows:

•	70 percent: EPS growth over a three-year period

•	30 percent: Revenue growth over a three-year period
•	Modifier of 25 percent based on relative TSR over a three-year period

The retention awards mentioned above that were granted to Messrs. Eisenberg and Berberian were not considered in determining the award size or mix for the long-term incentive awards.

For 2017, we have reimplemented the use of non-qualified stock options as part of the long-term incentive awards for our named executive officers. Stock options will account for 20 percent of the awards. The Committee concluded that stock options were consistent with market practice, with over 77 percent of the peer group using them. The Committee further determined that the use of stock options directly aligns the interests of our executives with the interests of our shareholders by providing value only if the price of our Common Stock rises. However, the Committee limited the use of stock options so that the executives will still be focused on the long-term financial measures used for our performance shares and would not be incentivized to take actions that would be overly risky for the Company because of a desire to increase the stock price.

2016-2018 Performance Shares Granted

Performance shares granted to each of the named executive officers for the 2016-2018 performance period will be earned, if at all, based on three-year average annual EPS growth, three-year cumulative revenue growth, and total shareholder return relative to our peer group, as follows:

GOAL	WEIGHTING	THRESHOLD	TARGET	SUPERIOR

EPS GROWTH (annual)	70%	2016: $8.29 2017 & 2018: 2% annual growth rate over the prior year	2016: $8.66 2017 & 2018: 4% annual growth rate over the prior year	2016: $8.83 2017 & 2018: 6% annual growth rate over the prior year
REVENUE GROWTH (cumulative)	30%	$28.2 billion	$29.1 billion	$29.9 billion
RELATIVE TOTAL SHAREHOLDER RETURN MODIFIER	N/A	Below the 25th Percentile -25%	Between the 25th and 75th Percentile No adjustment	Above the 75th Percentile +25%

Details related to the grant size for each named executive officer can be found in the Grants of Plan-Based Awards table on page 44.

EPS and revenue growth were selected as targets because they are important measures used by the Company and the investment community to evaluate our operating performance. EPS goals require annual growth against each prior year EPS outcome over the entire three-year period. The revenue goal in the long-term incentive program reflects the multilayer cycle in certain strategic revenue objectives. The relative total shareholder return modifier was selected based on feedback from our shareholders, Cook & Co.’s recommendations and the Compensation Committee’s goal of linking a portion of long-term incentive compensation directly to relative shareholder returns. Amounts earned are interpolated for achievement between levels. Failure to achieve threshold would result in the executives receiving no performance shares for the period in question.

38	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2014-2016 Performance Share Awards Earned

We granted performance share awards in 2014 that would be earned only to the extent the stated performance goals over the three-year performance period ending December 31, 2016 were realized. Awards were earned at 175 percent of target, and subsequently vested on March 30, 2017:

GOAL	WEIGHTING	THRESHOLD	TARGET	SUPERIOR	2014-2016 RESULT

EPS GROWTH* (annual)	70%	2014: $6.25 2015 & 2016: 2% annual growth rate over the prior year	2014: $6.50 2015 & 2016: 4% annual growth rate over the prior year	2014: $6.75 2015 & 2016: 6% annual growth rate over the prior year	$8.83 >6% average annual growth rate
REVENUE** GROWTH (in millions) (cumulative total)	30%	$17,541.07	$17,773.4	$18,121.9	$23,912.2
RELATIVE TOTAL SHAREHOLDER RETURN MODIFIER***	N/A	Bottom 25th Percentile	26th-75th Percentile	Top 25th Percentile	42nd Percentile

*	The level of achievement was determined separately for each of 2014, 2015 and 2016, and then an average of the achievement levels for these three years was calculated to determine the overall achievement level of the EPS Growth performance criterion for the 2014-2016 performance period.
**	When established, revenue targets set forth in this table were intended to be reduced to exclude revenue from the Company’s Canadian operations that was budgeted in the targets set forth herein to the extent, and for the period, that the Company is no longer required under GAAP to consolidate the financial results of those operations and therefore revenues from those operations are no longer included in the amount of revenue reported on the face of the Company’s audited financial statements in that period.
***	Refers to the percentile among the S&P 500 Health Care Companies based on Total Shareholder Return.

The chart below shows the total payout of the performance share awards earned for Mr. King year over year from 2013 to 2017.

Equity Grant Practices; Clawback Requirement

Generally, the Compensation Committee approves equity grants at the beginning of the year in connection with a regularly scheduled Compensation Committee meeting. Under the 2016 Omnibus Incentive Plan used for these awards, the grant date of an award is the date the Compensation Committee approves the award, and the price is based on the closing market price on the grant date. The Compensation Committee does not time awards with the release of information concerning the Company.

Awards that have been made pursuant to the 2016 Omnibus Incentive Plan are subject to a mandatory repayment policy pursuant to which gains on such awards may be recovered in the event of an accounting restatement involving certain forms of misconduct. In addition, awards made under the 2016 Omnibus Incentive Plan may be annulled if the grantee is terminated for cause (as defined in the 2016 Omnibus Incentive Plan or in any other agreement with the grantee).

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

The Board believes that requiring executive management to maintain a significant personal level of stock ownership ensures that each executive officer is financially aligned with the interests of our shareholders. Pursuant to the executive stock ownership program, the stock ownership requirement for each senior executive is determined annually, utilizing the executive’s base salary as of the business day closest to June 30 of each year (the “Measurement Date”) and the average closing price of the Company’s Common Stock for the 90-day period ending on the Measurement Date. For new executive officers, the stock ownership requirement is initially determined as of the date that the person becomes an executive officer, utilizing the executive’s base salary as of that date and the average closing price of the Company’s Common Stock for the 90-day period ending on that date.

The required level of stock ownership will be adjusted if the executive’s position changes and the new position has a different ownership requirement. An executive is required to maintain this level of stock ownership throughout his or her tenure with the Company until near retirement, as explained below. The ownership requirements for each position are:

POSITION	COMPANY STOCK OWNERSHIP REQUIREMENTS AS A MULTIPLE OF BASE SALARY

Chief Executive Officer	6x
Executive Vice Presidents	3x
All Other Executive Officers	1x

Until the required level of ownership is met, an executive is required to hold 50 percent of any shares of Company Common Stock acquired upon the lapse of restrictions on any stock grant and upon the exercise of stock options, net of taxes and shares used to pay the exercise price. If an executive fails to meet or show progress towards satisfying these requirements, the Compensation Committee may reduce future equity grants or other incentive compensation for that executive. Once an executive reaches the age of 62, the ownership requirement is reduced by 50 percent, and once an executive reaches the age of 64, the ownership requirement is reduced by 75 percent. As of December 31, 2016, each of the named executive officers was in in compliance with the stock ownership guidelines, either through satisfying the required level of ownership, or by satisfying the holding requirement.

Ban on Pledging and Hedging Transactions

The Company maintains an Insider Trading Policy that prohibits executives and key employees from pledging and hedging with respect to Company stock, including the use of “short sales,” “puts,” “calls” and similar instruments designed to offset the risk of a decline in the value of the Company’s stock.

Perquisites

The Compensation Committee has determined that financial services, long-term disability and personal liability insurance, a wellness exam allowance and certain security services are appropriate benefits that help ensure that the Company’s executives maintain appropriate fiscal and physical health, which contributes to stable executive leadership for the Company. The aggregate value of these perquisites for 2016 was approximately $149,826 for Mr. King and an average of approximately $11,355 for each of the other named executive officers. The Compensation Committee believes that the perquisites are conservative and beneficial to the Company, and there are no tax gross-up payments associated with these perquisites. For more information on perquisites in 2016, including the valuation and amounts, see the “Summary Compensation Table” below.

Termination and Change-in-Control Payments

The Company has not entered into any employment agreements or other individual termination agreements with any executive officers other than an employment letter agreement with Deborah L. Keller, which was entered into in connection with the Covance acquisition, and a severance letter agreement with Ms. Keller, which was entered into in connection with her departure from the Company. The Company originally adopted a severance program in 1996 to provide participants financial protection in circumstances involving a qualifying termination, with a higher level of payment if the qualifying termination occurs within three years of a change in control (a “double trigger”). The severance program comprised the Amended and Restated Master Senior Executive Severance Plan (the “Amended and Restated Severance Plan”) and the Master Senior Executive Change-in-Control Severance Plan (the “Change-in-Control Plan”). The Company originally adopted and continues to maintain the severance program to

40	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

provide a competitive benefit necessary to attract and retain executives, and so that in the context of a change in control the executive would consider corporate actions that would benefit shareholders without regard to personal finances.

As a result of amendments over time, we believe that the severance program is appropriately structured and consistent with current market practice. For example, the plans provide for severance payments that reflect the actual performance of the executive over prior periods by basing severance payments on actual, rather than target, annual MIB Plan payments and the plans do not have tax gross-up payments associated with change-in-control payments. For additional information on the termination and change-in-control benefits under the Amended and Restated Severance Plan and the Change-in-Control Plan, see “Potential Payments Upon Termination or Change-in-Control” on page 49.

The 2016 Omnibus Incentive Plan provides that if awards are assumed or substituted in connection with a change in control, only a qualifying termination event will result in accelerated vesting (i.e. “double trigger”). The plan does not provide for any gross-up and we believe these provisions are consistent with current compensation trends.

Senior Executive Transition Policy

In 2004, the Board approved the Senior Executive Transition Policy (the “Transition Policy”) to reflect the belief that a strong succession planning process ensures the continued success of the Company while failure to ensure a smooth transition of leadership would have an adverse effect on the Company and its shareholders. On September 14, 2014, the Compensation Committee decided to end future participation in the Transition Policy. Eligibility requirements for the Transition Policy include, (a) being a member of the management Executive Committee (“EC”) and designated as a participant by the Chief Executive Officer and the Compensation Committee, (b) having five years of service as an EC member, (c) having ten years of service with the Company, and (d) approval from the Board of a plan that ensures a smooth and effective transition of the departing executive’s management team and includes a non-solicit and non-compete agreement. The eligibility requirements of the Transition Policy are designed to ensure the retention of the executive over a period of time, to provide the Company with the ability to limit participation to the most senior executives and to ensure the goal of strong succession planning. The Transition Policy also provides additional protection to the Company in the form of non-compete and non-solicitation obligations on the part of the departing executive, and the policy sets forth the treatment of long-term incentive awards made under the Company’s stock incentive plans in the event of a voluntary termination before age 65. The only individual designated for participation in the Transition Policy is Mr. King.

Deferred Compensation Plan

In 2001, the Board approved the Deferred Compensation Plan (“DCP”), under which certain of the Company’s executives, including the named executive officers, may elect to defer up to 100 percent of their annual cash incentive pay and/or up to 50 percent of their annual base salary and/or eligible commissions subject to annual limits established by the federal government. The deferral limits were based on the Compensation Committee’s assessment of best practices at the time the DCP was established. The DCP provides executives a tax efficient strategy for retirement savings and capital accumulation without significant cost to the Company. The Company makes no contributions to the DCP. For additional information on the DCP, see the “Nonqualified Deferred Compensation Table” and accompanying narrative on page 48.

Retirement Plans

The Company previously adopted a supplemental retirement plan, the Pension Equalization Plan (the “PEP”) for executives, including the named executive officers who have met the Plan’s service requirements. The PEP is an unfunded, non-contributory, non-qualified plan that was designed to provide income continuation benefits at retirement and work in conjunction with the Company’s Cash Balance Retirement Plan (the “Cash Balance Plan”), a qualified and funded defined benefit plan available to substantially all employees. The PEP was intended to provide additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Requirements of participation when the PEP was established included (a) approval of participation by the Chief Executive Officer, (b) being named as a Senior or Executive Vice President or operating in the capacity of one, or (c) being named as the President or Chief Executive Officer. Effective January 1, 2010, both the PEP and the Cash Balance Plan were frozen; after that date no new participants have been admitted and no further service credits will be awarded to current participants.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	41

The Company currently offers a defined contribution retirement savings plan (i.e., 401(k) plan) called the Employees’ Retirement Savings Plan. Participation in this plan is available to substantially all eligible US-based employees, including executives. Company contribution information for executives is reflected in the “Summary Compensation Table” below.

Tax and Accounting Treatments

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and, pursuant to IRS guidance, each of the three highest-paid employees (other than the chief financial officer) of public companies to $1 million per year. Compensation that is “performance-based” under Section 162(m) is not subject to this deduction limit. The Compensation Committee has carefully considered the Company’s executive compensation program in light of the applicable tax rules. Our 2016 Omnibus Incentive Plan is structured to permit us to use awards that qualify as “performance-based” under Section 162(m) where appropriate, including for stock options, performance share awards and the majority of our annual cash incentive program. The Compensation Committee believes that tax deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Compensation Committee exercises its discretion in this area to design a compensation program that serves the long-term interests of the Company and has regularly decided that it is appropriate for the Company to make some compensation awards that are non-deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K (including through incorporation by reference to this Proxy Statement).

THE COMPENSATION COMMITTEE

Adam H. Schechter, Chairperson

Jean-Luc Bélingard

Garheng Kong

Robert E. Mittelstaedt, Jr.

42	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation paid, accrued or awarded during the years ended December 31, 2014, 2015 and 2016 to the Company’s named executive officers, which includes the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers who were serving as executive officers as of December 31, 2016, and Ms. Keller, who was Chief Executive Officer of Covance Drug Development through September 2016, is set forth below:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)

DAVID P. KING Chief Executive Officer	2016	$1,133,333	$7,683,109	$1,785,419	$101,810	$149,826	$10,853,497
	2015	$1,044,481	$7,878,178	$1,672,371	$-	$31,384	$10,626,414
	2014	$1,013,000	$7,538,153	$1,600,450	$295,236	$25,723	$10,472,562

LANCE V. BERBERIAN Senior Vice President Chief Information Officer	2016	$396,112	$1,396,438	$205,993	$-	$9,940	$2,008,483
	2015	$373,625	$519,977	$199,012	$-	$20,312	$1,112,926

F. SAMUEL EBERTS III Senior Vice President Chief Legal Officer	2016	$486,875	$529,589	$303,833	$26,784	12,590	$1,359,671
	2015	$444,807	$600,318	$236,929	$-	$14,590	$1,296,644
	2014	$436,085	$572,834	$230,412	$74,732	$17,083	$1,331,146

GLENN A. EISENBERG Executive Vice President Chief Financial Officer	2016	$653,438	$2,799,854	$679,626	$-	$10,030	$4,142,948
	2015	$635,417	$2,110,929	$676,912	$-	$22,565	$3,445,823
	2014	$338,542	$3,946,320	$344,553	$-	$9,083	$4,638,498

DEBORAH L. KELLER Former Executive Vice President, Chief Executive Officer of Covance Drug Development	2016	$474,041	$1,397,304	$637,216	$4,545	$1,324,684	$3,837,790

LISA J. UTHGENANNT Senior Vice President Chief Human Resources Officer	2016	$440,171	$614,120	$318,912	$-	$11,762	$1,384,965

(1)	Values reflect the amounts actually paid to the named executive officers in each year. Ms. Keller’s base salary reflects that she served through September 2016. Base salary adjustments, if any, typically occur in February of each year, and are normally effective on March 1. Base salary adjustments are typically not retroactive to the beginning of the year.
(2)	Represents the aggregate grant date fair value of restricted stock, restricted stock units and performance shares for each named executive officer granted during each respective year, computed in accordance with accounting standards for stock-based compensation. The grant date fair value of restricted stock units is based on the closing price of the Common Stock on the applicable grant date. For performance share awards, 65 percent of the grant date fair value is based on the closing price of the Common Stock on the applicable grant date, and 35 percent of the grant date fair value is based on a Monte-Carlo simulated fair value for the relative (to the peer companies listed in the S&P 500 Health Care Index) total shareholder return component of the performance awards. For this purpose, performance share awards included in the above totals are valued assuming achievement at target, which was the probable outcome determined for accounting purposes at the time of grant. The threshold and superior grant date values of performance share awards granted in 2016 included above are as follows:

NAME	GRANT DATE VALUE AT THRESHOLD PERFORMANCE ($)	GRANT DATEA VALUE AT SUPERIOR PERFORMANCE ($)

DAVID P. KING	$2,681,428	$9,384,998

LANCE V. BERBERIAN	$160,449	$561,571

F. SAMUEL EBERTS III	$184,821	$646,873

NAME	GRANT DATE VALUE AT THRESHOLD PERFORMANCE ($)	GRANT DATE VALUE AT SUPERIOR PERFORMANCE ($)

GLENN A. EISENBERG	$649,920	$2,274,720

DEBORAH L. KELLER	$487,440	$1,706,040

LISA J. UTHGENANNT	$214,270	$749,946

(3)	Represents the amounts earned by each named executive officer during 2016 pursuant to the Company’s MIB Plan. For additional information on these awards for 2016, see the “Grants of Plan-Based Awards” table below and “Compensation Discussion & Analysis – Annual Cash Incentive Pay” above.
(4)	Represents solely the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Company’s pension plans from December 31, 2013 to December 31, 2014, December 31, 2014 to December 31, 2015, and December 31, 2015 to December 31, 2016, respectively. For the assumptions made in the 2016 valuations, see Note 16 to the Company’s audited financial statements included within its Annual Report on Form 10-K for the year ended December 31, 2016. These assumptions change from year to year to reflect current market conditions.
(5)	Includes the value of the following perquisites: financial services; executive long-term disability premiums; personal liability insurance premiums; and wellness exam pursuant to the policies in effect for a particular year. Also includes certain amounts paid for security for Mr. King. Also includes Company 401(k) contributions, which are applicable to all eligible employees. Financial services amounts are based on the actual amounts paid by the Company to its third party vendor for financial services. Use of the corporate jet is provided by the Company to the named executive officers for business trips. Any personal use of the corporate jet is strongly discouraged and subject to review and prior approval by the Board. In 2014, 2015 and 2016, none of the named executive officers had any personal use of the corporate jet. See the “Perquisites” section below. Amount for Ms. Keller includes severance and other benefit payments to which she became entitled upon her departure from the Company pursuant to her employment letter agreement and separation letter agreement. For more information about these payments, see “Potential Payments Upon Termination or Change of Control.”

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	43

EXECUTIVE COMPENSATION

Perquisites

The table below details the perquisites, including those that exceeded ten percent of the total perquisites, received by the named executive officers during 2016, plus the Company contributions into each executive’s 401(k) account during 2016.

NAME	YEAR	FINANCIAL SERVICES(1)	LONG-TERM DISABILITY (1)	PERSONAL LIABILITY INSURANCE(1)	WELLNESS EXAM(1)	AUTO ALLOWANCE	SECURITY(2)	COMPANY- PAID 401-K(3)

DAVID P. KING	2016	$12,375	$1,686	$1,075	$-	$-	$124,090	$10,600
LANCE V. BERBERIAN	2016	$-	$1,405	$585	$-	$-	$-	$7,950
F. SAMUEL EBERTS III	2016	$-	$1,405	$585	$-	$-	$-	$10,600
GLENN A. EISENBERG	2016	$-	$1,405	$675	$-	$-	$-	$7,950
DEBORAH L. KELLER	2016	$-	$529	$-	$-	$-	$-	$11,925
LISA J. UTHGENANNT	2016	$1,850	$1,377	$585	$-	$-	$-	$7,950

(1)	Represents the actual cost of the perquisite, the value of which is taxable to the named executive officer, and for which taxes are not reimbursed by the Company.
(2)	Mr. King has been instructed by the Board to take certain actions to enhance his security, including using a specified company vehicle. Rather than disclose a lower amount based on the use of the car attributable to what is deemed to be personal use, which is permitted under applicable rules, this column reflects all the costs, both personal and business, incurred by the Company in 2016 for the vehicle used by Mr. King ($21,834). In addition, the Company paid $102,256 in 2016 for improvements to Mr. King’s personal residence based on the recommendation of a security firm that the Board instructed be engaged to provide advice.
(3)	Includes the Company Non-Elective Safe Harbor Contribution and Company Discretionary Contribution, which is applicable to all eligible employees.

Grants of Plan-Based Awards

During 2016, the following restricted stock unit and performance share awards, and annual cash incentive awards pursuant to the MIB Plan, were made to the named executive officers.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

NAME	AWARD TYPE	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AWARDS(4)

DAVID P. KING	Restricted Stock Units	2/9/16							22,630	$2,320,254
	Performance Share	2/9/16				26,405	52,810	92,417		$5,362,856
	MIB Plan	3/31/16	$517,500	$1,725,000	$2,501,250

LANCE V. BERBERIAN(5)	Restricted Stock Units	2/9/16							1,350	$138,416
	Restricted Stock Units	2/9/16							9,140	$937,124
	Performance Share	2/9/16				1,580	3,160	5,530		$320,898
	MIB Plan	3/31/16	$59,706	$199,022	$288,582

F. SAMUEL EBERTS III	Restricted Stock Units	2/9/16							1,560	$159,947
	Performance Share	2/9/16				1,820	3,640	6,370		$369,642
	MIB Plan	3/31/16	$88,066	$293,550	$425,648

GLENN A. EISENBERG(5)	Restricted Stock Units	2/9/16							5,490	$562,890
	Restricted Stock Units	2/9/16							9,140	$937,124
	Performance Share	2/9/16				6,400	12,800	22,400		$1,299,840
	MIB Plan	3/31/16	$196,988	$656,625	$952,106

DEBORAH L. KELLER	Restricted Stock Units	2/9/16							4,120	$422,424
	Performance Share	2/9/16				4,800	9,600	16,800		$974,880
	MIB Plan	3/31/16	$254,201	$635,500	$921,476

LISA J. UTHGENANNT	Restricted Stock Units	2/9/16							1,810	$185,579
	Performance Share	2/9/16				2,110	4,220	7,385		$428,541
	MIB Plan	3/31/16	$92,436	$308,119	$446,774

(1)	Amounts represent the range of possible payouts denominated in dollars pursuant to the MIB Plan, as established by the Compensation Committee in February 2016. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance criteria applicable to these awards, see “Compensation Discussion and Analysis – Annual Cash Incentive Pay” above.

44	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

EXECUTIVE COMPENSATION

(2)	Amounts represent the range of estimated potential shares to be earned under performance share awards. The performance share awards vest at the end of three years provided that certain performance metrics are met. For a discussion of the performance criteria applicable to these awards, see “Compensation Discussion and Analysis – Long-Term Incentive Equity Awards” above.
(3)	Amounts represent restricted stock unit awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service, except for Ms. Keller’s restricted stock unit award, one-third of which vested on October 3, 2016 at $136.33 per share, the closing price on that date upon her departure from the Company as per the terms of her award agreement.
(4)	Amounts represent the full grant date fair value of restricted stock unit and performance share awards as computed in accordance with accounting standards for stock-based compensation, but excluding the effect of estimated forfeitures. The amounts shown in this column will likely vary from the amount actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the satisfaction or failure to meet any performance criteria, the timing of any exercise or sale of shares, and the price of the Company’s Common Stock. The value of the performance share awards if they are achieved at the maximum payout is as follows: Mr. King – $9,384,998; Mr. Berberian – $561,571; Mr. Eberts – $646,873; Mr. Eisenberg – $2,274,720; Ms. Keller – $1,706,040; and Ms. Uthgenannt $749,946.
(5)	Messrs. Berberian and Eisenberg each received a retention restricted stock unit award with an approximate value of $1,000,000 on February 9, 2016 in addition to their respective annual restricted stock unit awards under our long-term incentive award program.

Outstanding Equity Awards at Fiscal Year-End

The following table shows, as of December 31, 2016, the number of outstanding stock options, restricted stock, restricted stock units and performance shares held by the named executive officers:

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(6)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3,4,5)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(6)

DAVID P. KING	2/09/2011	177,400		$90.74	2/09/2021
	5/24/2012	149,900		$84.86	5/23/2022
	2/11/2014					8,344	$1,071,203
	3/11/2015					12,154	$1,560,331
	2/09/2016					22,630	$2,905,239
	2/11/2014							102,200	$13,120,436
	3/11/2015							74,427	$9,555,002
	2/09/2016							52,810	$6,779,748

LANCE V. BERBERIAN	2/11/2014					550	$70,609
	2/11/2014					930	$119,393
	3/11/2015					800	$102,704
	2/09/2016					9,140	$1,173,393
	2/09/2016					1,350	$173,313
	2/11/2014							6,755	$867,207
	3/11/2015							4,917	$631,309
	2/09/2016							3,160	$405,681

F. SAMUEL EBERTS III	5/7/2008	9,200		$75.63	5/7/2018
	2/10/2009	8,200		$60.04	2/10/2019
	2/9/2010	14,100		$70.15	2/9/2020
	2/9/2011	11,600		$90.74	2/9/2021
	5/24/2012	11,400		$84.86	5/23/2022
	2/11/2014					634	$81,393
	3/11/2015					927	$119,008
	2/09/2016					1,560	$200,273
	2/11/2014							7,770	$997,513
	3/11/2015							5,670	$727,915
	2/09/2016							3,640	$467,303

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	45

EXECUTIVE COMPENSATION

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(6)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3,4,5)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(6)

GLENN A. EISENBERG	6/16/2014					1,674	$214,918
	6/16/2014					4,050	$519,939
	3/11/2015					3,254	$417,749
	2/09/2016					9,140	$1,173,393
	2/09/2016					5,490	$704,806
	6/16/2014							20,510	$2,633,074
	3/11/2015							19,950	$2,561,181
	2/09/2016							12,800	$1,643,264

DEBORAH L. KELLER(7)	3/11/2015							8,727	$1,120,404
	2/9/2016							2,400	$308,112

LISA J. UTHGENANNT	3/11/2015					1,074	$137,880
	3/11/2015					7,680	$985,958
	2/09/2016					1,810	$232,368
	3/11/2015							6,580	$844,740
	2/09/2016							4,220	$541,764

(1)	Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.
(2)	Restricted stock units vest ratably over three years beginning on the first anniversary of the grant date. Amounts shown represent the remaining unvested portion.
(3)	Represents the number of shares subject to the February 11, 2014 performance awards that vested on March 30, 2017 following the performance period ending December 31, 2016.
(4)	Based on performance to date, represents the number of shares subject to the March 11, 2015 performance awards for the performance period ending December 31, 2017, assuming achievement at maximum. Information on the threshold, target and maximum awards are provided in the “Grants of Plan-Based Awards” table in the Company’s proxy statement for its 2016 Annual Meeting.
(5)	Based on performance to date, represents the number of shares subject to the February 9, 2016 performance awards for the performance period ending December 31, 2018, assuming achievement at target. Information on the threshold, target and maximum awards are provided in the “Grants of Plan-Based Awards” table above.
(6)	Aggregate market value is calculated based on the Common Stock price on December 30, 2016, which was $128.38 per share, multiplied by the number of shares or units, respectively, for each unvested performance or stock award.
(7)	Ms. Keller’s unvested performance shares were prorated to reflect the number of months she served during the grant period.

Option Exercises and Stock Vested

The following table shows, for 2016, the number and value of stock options exercised and the number and value of vested restricted stock and performance awards for each of the named executive officers:

	OPTION AWARDS(1)		STOCK AWARDS(2)

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)

DAVID P. KING(2)	196,400	$11,361,697	123,996	$14,338,703
LANCE V. BERBERIAN(3)	-	$-	1,880	$196,268
F. SAMUEL EBERTS III(2)	-	$-	8,328	$961,837
GLENN A. EISENBERG(4)	-	$-	21,454	$2,512,632
DEBORAH L. KELLER(5,6)	-	$-	27,233	$3,443,214
LISA J. UTHGENANNT(5)	-	$-	8,216	$948,866

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(1)	The value realized on exercise was based on the price at which these shares were sold, which occurred simultaneously with their exercise. Consequently, the value realized was the sale price minus the strike price, multiplied by the number of shares exercised and sold.
(2)	Represents one-third of the restricted stock granted on February 12, 2013, which vested on February 12, 2016 at $103.02 per share, the closing price on that date, one-third of the restricted stock units granted on February 11, 2014, that vested on February 11, 2016 at $101.40 per share, the closing price on that date, one-third of the restricted stock units granted on March 11, 2015, that vested on March 11, 2016 at $115.49 per share, the closing price on that date, and 175 percent of the performance award granted on February 12, 2013 that vested on March 30, 2016 at $117.85 per share, the closing price on that date.
(3)	Represents one-third of the restricted stock units granted on February 11, 2014, that vested on February 11, 2016 at $101.40 per share, the closing price on that date and one-third of the restricted stock units granted on March 11, 2015, that vested on March 11, 2016 at $115.49 per share, the closing price on that date.
(4)	Represents one-half of the restricted stock units granted on June 16, 2014 that vested on February 12, 2016 at $103.02 per share, the closing price on that date, one-third of the restricted stock units granted on June 16, 2014 that vested on February 11, 2016 at $101.40 per share, the closing price on that date, one-third of the restricted stock units granted on March 11, 2015, that vested on March 11, 2016 at $115.49 per share, the closing price on that date, and one-third of the restricted stock units granted on June 16, 2014 that vested on June 16, 2016 at $127.35, the closing price on that date and 175 percent of the performance award granted on June 16, 2014 that vested on March 30, 2016 at $117.85 per share, the closing price on that date.
(5)	Represents one-half of the restricted stock units granted on March 11, 2015 that vested on March 11, 2016 at $115.49 per share, the closing price on that date, one-third of the restricted stock units granted on March 11, 2015 that vested on March 11, 2016 at $115.49 per share, the closing price on that date.
(6)	Represents one-half of the restricted stock units granted on March 11, 2015 that vested on October 3, 2016 at $136.33 per share, the closing price on that date, one-third of the restricted stock units granted on March 11, 2015, that vested in connection with her departure on October 3, 2016 at $136.33 per share, the closing price on that date, and one-third of the restricted stock units granted on February 9, 2016 that vested in connection with her departure on October 3, 2016 at $136.33 per share, the closing price on that date.

Retirement Benefits

Prior to January 1, 2010, substantially all employees, including Mr. King and Mr. Eberts (the only named executive officers who were eligible to participate as of January 2010), were eligible to participate in the Cash Balance Plan, and the plan was funded by the Company both in terms of an annual service credit, which is a percentage of base salary, and an interest credit, currently at four percent per year. Eligibility requirements under the Cash Balance Plan included one year of service (participants entered the plan in either January or July after meeting the service requirement) and the attainment of 21 years of age. Each of Mr. King and Mr. Eberts has met the eligibility requirements. As discussed above, the Company also has a Pension Equalization Plan (“PEP”). See “Compensation Discussion & Analysis – Retirement Plans” above.

In October 2009, the Board froze any additional service-based credits for any years of service after December 31, 2009 with respect to both the Cash Balance Plan and the PEP. Both plans are closed to new entrants. Current participants in the Cash Balance Plan and the PEP have stopped earning service-based credits, but will continue to earn interest credits.

Under both the Cash Balance Plan and the PEP, a participant is eligible for benefits at normal retirement at age 65 or early retirement at age 55, subject to reduced benefits for each year under age 65. For early retirement at or after age 55 with reduced benefits, there is a reduction of one-half percent per month applied to the full retirement benefit for every month under the age of 65.

Before the Cash Balance Plan was frozen for any additional service-based credits, the Cash Balance Plan, as supplemented by the PEP, was designed to provide an employee having 25 years of credited service with an annuity equal to 52 percent of “final average pay” less 50 percent of estimated individual Social Security benefits. “Final average pay” is defined as the highest five consecutive years of base salary during the ten years of employment preceding termination or retirement. The participant, if single, has one payment option: ten-year certain and life annuity. If married, the participant has two payment options: (a) ten-year certain and life annuity; or (b) 50 percent joint and survivor annuity. The ten-year certain and life annuity offers a guaranteed minimum payment for ten years. The 50 percent joint and survivor annuity offers half the annuity payments to the surviving spouse.

The formula for calculating the amount payable to the participants in the Cash Balance Plan, in conjunction with the PEP, is illustrated as follows (ten-year certain and life annuity payment option):

[(0.52) x (Final Average Pay) – (0.50) x (Estimated Social Security Benefit)] x (Credited Service up to 25 years) ÷ (25)

The amount payable could be less if a married participant elected to receive benefits under the 50 percent joint and survivor annuity option. The reduction for the 50 percent joint and survivor annuity is determined using the actuarial basis defined by the pension plans and reflects the possibility that the spouse may outlive the participant, which extends the length of payments.

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EXECUTIVE COMPENSATION

The following table shows, as of December 31, 2016, the present value of accumulated benefits under the Company’s Cash Balance Plan and PEP for each of the named executive officers who were eligible to participate in the plans:

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)	PAYMENTS DURING LAST FISCAL YEAR ($)

DAVID P. KING	Cash Balance Plan	7.00	$57,142	$-
	Pension Equalization Plan	8.25	$1,171,766	$-
LANCE V. BERBERIAN	Cash Balance Plan	-	$-	$-
	Pension Equalization Plan	-	$-	$-
F. SAMUEL EBERTS III	Cash Balance Plan	4.0	$30,236	$-
	Pension Equalization Plan	5.33	$265,981	$-
GLENN A. EISENBERG	Cash Balance Plan	-	$-	$-
	Pension Equalization Plan	-	$-	$-
DEBORAH L. KELLER	Cash Balance Plan	-	$-	$-
	Pension Equalization Plan	-	$-	$-
LISA J. UTHGENANNT	Cash Balance Plan	-	$-	$-
	Pension Equalization Plan	-	$-	$-

(1)	The Company’s Cash Balance Plan had been offered to substantially all employees after a year of service and after reaching 21 years of age. Plan entry dates were January and July of each year. The PEP was amended January 1, 2004, to waive the one-year service requirement. Because of these differing service crediting provisions, there could be a difference of up to 1.5 years between Cash Balance Plan service and PEP service reflected in the column. Credited years of service equals actual years of service with the Company, subject to the crediting provisions above.
(2)	The calculation of present value of accumulated benefit is based on a normal retirement age of 65, as defined by each plan, and credited service and certain discount rate and mortality inputs. For the assumptions made in the valuations, see Note 16 to the Company’s audited financial statements included within the 2016 Annual Report on Form 10-K for the year ended December 31, 2016.

Deferred Compensation Plan

The DCP offers eligible participants another vehicle to accumulate savings for retirement. See “Compensation Discussion & Analysis – Deferred Compensation Program” above. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant, which is used for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Deferred amounts are the Company’s general unsecured obligations and are subject to claims by the Company’s creditors. The Company’s general assets or existing Rabbi Trust may be used to fund payment obligations and pay DCP benefits.

According to the terms of the DCP, a participant has the opportunity to allocate deferred amounts to one or more of 23 measurement funds offered. The measurement funds are indexed to externally managed funds inside the Company’s insurance-backed account. Amounts in these accounts can earn variable returns, including negative returns. Deemed earnings on the deferrals are based on these measurement funds and have no guaranteed rate of return. The Company makes no contributions to the DCP.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or annual installment payments.

As a former employee of Covance prior to the Company’s acquisition of Covance, Ms. Keller was eligible to participate in the Covance Executive Deferral Plan (EDP) instead of the DCP. Like the DCP, amounts deferred by a participant into the EDP are credited to a bookkeeping account maintained on behalf of each participant, which is used for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the EDP. Deferred amounts are the Company’s general unsecured obligations and are subject to claims by the Company’s creditors. The Company invests EDP assets in mutual funds for the payment of plan benefits.

According to the terms of the EDP, a participant has the opportunity to allocate deferred amounts to one or more of 31 mutual funds offered. Amounts in these accounts can earn variable returns, including negative returns. Deemed earnings on the deferrals are based on these mutual funds and have no guaranteed rate of return. The Company made no contributions to the EDP in 2016.

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Under the EDP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or annual installment payments.

The following table summarizes each named executive officer’s contributions, earnings and aggregate balance under the DCP or EDP as of December 31, 2016:

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)(3)

DAVID P. KING	$-	$-	$16,864	$-	$457,352
LANCE V. BERBERIAN	$-	$-	$-	$-	$-
F. SAMUEL EBERTS III	$-	$-	$-	$-	$-
GLENN A. EISENBERG	$-	$-	$-	$-	$-
DEBORAH L. KELLER	$228,961	$-	$4,545	$-	$307,852
LISA J. UTHGENANNT	$-	$-	$-	$-	$-

(1)	Amounts in this column would be included in the Salary column of the Summary Compensation Table above.
(2)	Amounts in this column are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table as they do not qualify as above market or preferential earnings.
(3)	For Mr. King, $681,155 was previously reported in the Summary Compensation Table in prior years.

Potential Payments Upon Termination or Change of Control

The tables that follow provide information related to compensation payable to each named executive officer, assuming termination of such executive’s employment on December 31, 2016, or assuming a change in control with a corresponding qualifying termination occurred on December 31, 2016. Amounts also assume the price of Common Stock was $128.38, the closing price on December 30, 2016. The tables and discussion below do not include information for Ms. Keller, who ceased to serve as an executive officer on October 1, 2016. In connection with Ms. Keller’s departure from the Company as of October 1, 2016, the Company and Ms. Keller entered into a severance letter agreement. Pursuant to the severance letter agreement and her employment letter agreement, Ms. Keller was entitled to receive the following amounts in connection with her departure: two times annual base salary, payable in equal installments over a 12-month period ($1,271,000); bonus for the full year 2016, as determined based on achievement of the applicable performance metrics for her MIB plan ($637,216); and COBRA reimbursement for herself and her eligible dependents for a period of 18 months ($36,685). In addition, specific tranches of her restricted stock units accelerated and vested ($1,949,928) following her departure and she became entitled to receive a prorated number of performance shares based on her term of service, which shares will continue to vest through the vesting periods as if she were still employed by the Company, subject to the achievement of the applicable performance metrics. As a precondition to receiving these severance benefits, Ms. Keller executed a general release and restatement of restrictive covenants pursuant to which she agreed to be bound by non-competition and non-solicitation covenants for a period of two years following her departure.

DAVID P. KING	VOLUNTARY TERMINATION (#)	EARLY RETIREMENT (#)	NORMAL RETIREMENT	INVOLUNTARY NOT FOR CAUSE OR GOOD REASON TERMINATION	FOR CAUSE TERMINATION	CHANGE-IN- CONTROL	DISABILITY	DEATH

Severance (Related to Base Compensation)	$-	$-	$-	$2,300,000	$-	$3,450,000	$-	$-
Severance (Related to Annual Incentive Cash Payments)	$-	$-	$-	$2,708,943	$-	$4,063,415	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Restricted Stock Units	$5,536,772	$5,536,772	$5,536,772	$5,536,772	$-	$5,536,772	$5,536,772	$5,536,772
Performance Shares	$25,360,185	$25,360,185	$25,360,185	$25,360,185	$-	$19,737,141	$19,737,141	$19,737,141
Health & Welfare Benefits	$-	$-	$-	$11,672	$-	$11,672	$360,000	$1,500,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$30,906,957	$30,906,957	$30,906,957	$35,927,572	$10,000	$32,809,000	$25,643,913	$26,783,913

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LANCE V. BERBERIAN	VOLUNTARY TERMINATION	EARLY RETIREMENT	NORMAL RETIREMENT	INVOLUNTARY NOT FOR CAUSE OR GOOD REASON TERMINATION	FOR CAUSE TERMINATION	CHANGE-IN- CONTROL	DISABILITY	DEATH

Severance (Related to Base Compensation)	$-	$-	$-	$398,044	$-	$398,044	$-	$-
Severance (Related to Annual Incentive Cash Payments)	$-	$-	$-	$185,671	$-	$185,671	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Restricted Stock Units	$-	$-	$-	$500,168	$-	$1,639,412	$1,639,412	$1,639,412
Performance Shares	$-	$-	$-	$433,068	$-	$1,261,976	$1,261,976	$1,261,976
Health & Welfare Benefits	$-	$-	$-	$3,891	$-	$3,891	$300,000	$1,500,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$10,000	$1,473,500	$10,000	$3,498,994	$3,211,388	$4,411,388

F. SAMUEL EBERTS III	VOLUNTARY TERMINATION	EARLY RETIREMENT	NORMAL RETIREMENT	INVOLUNTARY NOT FOR CAUSE OR GOOD REASON TERMINATION	FOR CAUSE TERMINATION	CHANGE-IN- CONTROL	DISABILITY	DEATH

Severance (Related to Base Compensation)	$-	$-	$-	$489,250	$-	$489,250	$-	$-
Severance (Related to Annual Incentive Cash Payments)	$-	$-	$-	$192,372	$-	$192,372	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Restricted Stock Units	$-	$-	$-	$126,198	$-	$400,675	$400,675	$400,675
Performance Shares	$-	$-	$-	$433,068	$-	$1,453,261	$1,453,261	$1,453,261
Health & Welfare Benefits	$-	$-	$-	$-	$-	$-	$300,000	$1,500,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$10,000	$1,250,888	$10,000	$2,545,558	$2,163,936	$3,363,936

GLENN A. EISENBERG	VOLUNTARY TERMINATION (#)	EARLY RETIREMENT (#)	NORMAL RETIREMENT	INVOLUNTARY NOT FOR CAUSE OR GOOD REASON TERMINATION	FOR CAUSE TERMINATION	CHANGE-IN- CONTROL	DISABILITY	DEATH

Severance (Related to Base Compensation)	$-	$-	$-	$1,313,250	$-	$1,313,250	$-	$-
Severance (Related to Annual Incentive Cash Payments)	$-	$-	$-	$1,021,465	$-	$1,021,465	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Restricted Stock Units	$-	$-	$-	$834,855	$-	$3,030,794	$3,030,794	$3,030,794
Performance Shares	$-	$-	$-	$1,523,443	$-	$4,611,410	$4,611,410	$4,611,410
Health & Welfare Benefits	$-	$-	$-	$8,128	$-	$8,128	$300,000	$1,500,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$10,000	$4,711,141	$10,000	$9,995,047	$7,952,204	$9,152,204

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LISA J. UTHGENANNT	VOLUNTARY TERMINATION	EARLY RETIREMENT	NORMAL RETIREMENT	INVOLUNTARY NOT FOR CAUSE OR GOOD REASON TERMINATION	FOR CAUSE TERMINATION	CHANGE-IN- CONTROL	DISABILITY	DEATH

Severance (Related to Base Compensation)	$-	$-	$-	$440,171	$-	$440,171	$-	$-
Severance (Related to Annual Incentive Cash Payments)	$-	$-	$-	$302,514	$-	$302,514	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Restricted Stock Units	$-	$-	$-	$146,353	$-	$1,356,206	$1,356,206	$1,356,206
Performance Shares	$-	$-	$-	$502,394	$-	$1,024,473	$1,024,473	$1,024,473
Health & Welfare Benefits	$-	$-	$-	$11,672	$-	$11,672	$300,000	$1,500,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$10,000	$1,413,104	$10,000	$3,145,036	$2,690,679	$3,890,679

(#)	See discussion of Transition Policy under “Equity Awards: Stock Incentive Plan and Transition Policy” below.

Equity Awards: Stock Incentive Plan and Transition Policy

The treatment of equity awards varies depending on the type of termination. In the event an executive’s employment terminates (other than by reason of death, disability, normal retirement or change in control with a corresponding qualifying termination), stock options that are exercisable at the time of termination, and do not otherwise terminate at an earlier date as a result of the expiration of the ten-year term, may be exercised within three months of termination. All unvested stock options, restricted stock, restricted stock units and performance share awards immediately expire.

Under the Transition Policy, and provided that the executive’s termination of employment otherwise meets the requirements of the Transition Policy, stock options, restricted stock, restricted stock units and performance shares continue to vest through the vesting period as if the executive were still employed unless there is an alternative treatment specified under the form of award agreement. Valuation in the event of a voluntary termination or early retirement is based on a Black-Scholes valuation for unvested shares and the December 30, 2016 market price for restricted stock, restricted stock unit and performance share awards. For purposes of the table above, it is assumed that the measures for the performance share awards will be achieved at the target level. Currently, the only individual eligible for participation in the Transition Policy is Mr. King.

The form of award agreements for the stock options, restricted stock and restricted stock units shown in the table above provide that in the event that an executive’s employment terminates by reason of death, disability, normal retirement or a change in control (with a corresponding qualifying termination, in the case of stock options) then all stock options, restricted stock and restricted stock unit awards accelerate in full. The form of award agreements for the performance share awards shown in the table above provide that in the event that an executive’s employment terminates by reason of death or disability or in the event of a change in control, then all performance share awards accelerate in full assuming performance at target and that in the event the executive’s employment terminates by reason of normal retirement, all performance share awards granted continue to vest over the normal course of time and remain subject to their original performance conditions with the exception of the service requirement.

The executive may exercise vested stock options at any time within one year after the date of death, disability, retirement or a change in control. For these types of terminations, the value in the tables was determined by multiplying the gain using the December 30, 2016 closing stock price by the number of unvested shares. For purposes of the equity awards, “normal retirement” means retirement at or after the age of 65 with five years of service, and “early retirement” means retirement at or after the age of 55 with 15 years of service. None of the named executive officers is currently eligible to receive benefits under the “normal retirement” provisions of the equity awards.

The form of award agreements for the restricted stock units shown in the table above provide that in the event that an executive’s employment terminates by reason of death, disability, normal retirement or a change in control, then all restricted stock units will accelerate in full. Effective with the restricted stock units awarded in 2015, the change in control termination provisions were amended so that if the executive is terminated for good reason or without cause, in either case, within 24 months of a change in control then all restricted stock units will accelerate in full. In addition, effective with the restricted stock units awarded in 2015, if unrelated to a change in control, an executive is terminated without cause or for good reason, the restricted stock units that were eligible to vest in the immediately following

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twelve-month period will vest upon the occurrence of such event. In addition, effective with the restricted stock units awarded in 2015, if an executive has a termination as a result of an early retirement (generally, a termination at a time when the executive is age 55 or older and the sum of his age plus years of service equals 70), a prorated number of restricted stock units will vest, determined by multiplying the number of restricted stock units that were eligible to vest during the then-current 12-month vesting period by the ratio of the number of months of completed service during the then-current twelve month vesting period to 12 months, rounded up to the nearest whole unit.

The form of award agreements for the performance share awards shown in the table above provide that in the event that an executive’s employment terminates by reason of death or disability or a change in control, then all performance share awards will accelerate in full assuming performance at target and that in the event the executive’s employment terminates by reason of normal retirement, all performance share awards granted will be eligible to vest subject to their original performance conditions with the exception of the service requirement. Effective with the performance share awards awarded in 2015, the change in control termination provisions were amended so that if the executive is terminated for good reason or without cause, in either case, within 24 months of a change in control, then all performance share awards accelerate in full assuming performance at target. Effective with performance share awards granted in 2015, if unrelated to a change in control, the executive is terminated without cause or terminated for good reason or terminated due to an early retirement, the executive will be eligible to vest in a prorated number of performance shares which shall be determined as if the executive’s service had not terminated, with the prorated number to be determined based on the ratio of the number of months of the executive’s service during the vesting period to the total number of months in the vesting period.

Base Compensation and Annual Incentive Cash Payments

No additional base compensation amounts are payable for terminations resulting from the following events: voluntary termination by the officer, early retirement, normal retirement, termination for cause, or termination due to disability or death. A prorated annual incentive cash payment may be made for each of the termination events mentioned in the tables above, except for a voluntary termination or a termination for cause. Provisions for base compensation and annual incentive cash payments in the event of an involuntary not for cause or good reason termination or a termination in connection with a change in control are detailed below.

Amended and Restated Master Senior Executive Severance Plan and Master Senior Executive Change-in-Control Severance Plan

The Amended and Restated Severance Plan and the Change-in-Control Severance Plan provide the Company’s named executive officers (as well as the Company’s other executive vice presidents and senior vice presidents) with severance payments upon, respectively, a “qualifying termination” and a “qualifying termination” that occurs within three years following a change in control. A “qualifying termination” is generally defined as involuntary termination without cause or voluntary termination with “good reason.” “Cause” means that the named executive officer shall have committed prior to termination of employment any of the following acts: an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with his duties or in the course of his employment with the Company; the conviction of or entering of a plea of nolo contendere to a felony; alcohol intoxication on the job or current illegal drug use; intentional wrongful damage to tangible assets of the Company; intentional wrongful disclosure of material confidential information of the Company and/or materially breaching the noncompetition or confidentiality provisions covering his activities; knowing and intentional breach of any employment policy of the Company; or gross neglect or misconduct, disloyalty, dishonesty, or breach of trust in the performance of his duties that is not corrected to the Board’s satisfaction within 30 days of notice thereof. “Good reason” means a reduction in base salary or targeted incentive cash payment as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, a material reduction in job responsibilities or transfer to another job without the consent of the employee.

For purposes of the Change-in-Control Plan, “change in control” means: (a) any person who is not presently but becomes the “beneficial owner,” directly or indirectly, of securities of the Company representing 40 percent or more of the Company’s outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Company; or (b) individuals who constituted the Board on February 10, 2009 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person subsequently becoming a director whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (including any such directors whose election was so approved), or whose nomination for election by the

52	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

EXECUTIVE COMPENSATION

Company’s shareholders was approved by the Incumbent Board (including such directors whose election was so approved), is for purposes of this clause (b), considered as though he or she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity.

The severance payments under the Change-in-Control Plan are as follows:

	QUALIFYING TERMINATION(a)	CHANGE IN CONTROL + QUALIFYING TERMINATION WITHIN THREE YEARS

Chief Executive Officer	2x (annual salary + average MIB payments)	3x (annual salary + average MIB payments)
Executive Vice Presidents	2x (annual salary + average MIB payments)	2x (annual salary + average MIB payments)
Senior Vice Presidents	1x (annual salary + average MIB payments)	1x (annual salary + average MIB payments)

(a)	“Average MIB payments” is the average of the executive’s actual MIB payments over the prior three years.

The Change-in-Control Plan does not provide a reimbursement to participants for excise taxes on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code.

Health and Welfare Benefits

In the event of a qualifying termination under the Severance Plan or the Change-in-Control Plan, the executive is also eligible for up to six months of Company-paid COBRA.

In the event a named executive officer dies while an active employee, his or her beneficiary will receive four times his or her base annual earnings up to a maximum of $1.5 million from the Company’s group term life plan. In addition, eligible, enrolled dependents will receive Company-paid COBRA continuation of coverage for the first six months following the executive’s death (not included in the tables above). If the executive was traveling on Company business at the time of death, the beneficiary will also receive $1 million of business travel accident insurance; this is not reflected in the tables above.

If an executive becomes disabled (i.e., he or she is not able to perform the material duties of his or her occupation solely because of disease or injury), the executive is generally eligible for a monthly benefit payable until the earlier of (a) age 65 if the period of disability starts prior to the age of 60; or (b) the length of the disability. For Mr. King, the monthly net benefit is a maximum of $30,000, and for the other named executive officers the monthly net benefit is a maximum of $25,000.

Cash Balance Plan

Under the Cash Balance Plan, upon a termination of employment the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50 percent of such value.

PEP

PEP payments are subject to Section 409A of the Internal Revenue Code and require a six-month waiting period following separation of service before distribution of the first payment. Under the PEP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50 percent of such value.

DCP

The DCP was amended to grandfather participants prior to December 31, 2004 to remove the six-month waiting period for distributions following separation of service. Distribution elections made after December 31, 2004 require a six-month waiting period following separation of service before distribution of the first payment, as required by Section 409A of the Internal Revenue Code. Otherwise, distribution elections include the ability to elect a single lump-sum payment or annual installment payments. Under the DCP, upon termination the named executive officers are

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	53

EXECUTIVE COMPENSATION

entitled to receive the same amounts set forth for each officer in the Aggregate Balance column of the Non-Qualified Deferred Compensation Table above, regardless of reason for the termination.

Perquisites

All perquisites offered to the named executive officers immediately terminate upon the executive’s termination, except for the financial services, which are extended for one year following termination.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. Schechter (Committee Chair), Mr. Bélingard, Dr. Kong and Mr. Mittelstaedt. During the 2016 fiscal year, there were no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries, were formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2016. All equity compensation plans have been approved by Company shareholders, except in the case of equity compensation plans approved by shareholders of companies acquired by the Company as described in footnote (1) below.

PLAN CATEGORY	COMMON SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS A	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS B	COMMON SHARES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN A) C

Equity compensation plans approved by Company shareholders(1)	1,581,967	$82.43	12,222,887	(2)
Equity compensation plans not approved by Company shareholders	-	-	-

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying Common Stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which was approved by Dynacare, Inc. shareholders when the plan was initially implemented. At December 31, 2014, there were no options outstanding under this plan. The Company does not intend to issue new awards under this plan.
Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying Common Stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; the Dianon Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; the Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. shareholders when the plans were initially implemented. At December 31, 2014, there were no options outstanding under these plans. The Company does not intend to issue new awards under these plans.
(2)	Includes 9,587,064 shares available for future issuance under the Laboratory Corporation of America Holdings 2016 Omnibus Incentive Plan and 2,365,823 shares available for future issuance under the Laboratory Corporation of America Holdings 2016 Employee Stock Purchase Plan.

54	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

EXECUTIVE COMPENSATION

PROPOSAL TWO – Advisory Vote to Approve Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Section 14a of the Securities Exchange Act), the Company is seeking shareholder approval on the Company’s executive compensation as disclosed in this Proxy Statement. Pursuant to the vote of the shareholders at the 2011 Annual Meeting of Shareholders, the Company seeks shareholder approval of the Company’s executive compensation (a “Say-on-Pay” vote) on an annual basis.

The Compensation Committee works throughout the year reviewing compensation trends, evaluating emerging best practices and considering changes to executive compensation that will provide our senior management with an incentive to achieve superior financial results for the Company and align pay with performance.

Compensation Program Overview and Evolution

LabCorp’s executive compensation program, as discussed in the “Compensation Discussion and Analysis” section on page 24 is designed to attract, motivate and retain executives in a highly competitive environment. Our executive compensation philosophy is to pay for performance by rewarding the achievement of specific short-term and long-term operational and strategic goals. We believe our executive compensation program avoids unnecessary risk taking and aligns the interests of our shareholders with the performance of our executives. This program reflects our strong commitment to a results-driven compensation program.

Last year, our annual advisory vote on executive compensation received support from approximately 95 percent of the shares voted. We are committed to refining our compensation program to incentivize our leaders and align with our strategy, the key value drivers of our business and the expectations of our shareholders. We have a practice of regularly seeking feedback from our shareholders, and this feedback is incorporated in the Compensation Committee’s annual review of our compensation program. Specific feedback we have received from investors over the past four years has been reflected in the significant evolution of the executive compensation program and compensation best practices. Since 2011, our compensation program has changed considerably, including several key structural changes:

•	We have increased the performance-based shares in the long-term incentive program from 40 percent in 2011 to 70 percent in 2016;

•	We have incorporated a relative total shareholder return (“TSR”) metric into our long-term incentive program; and
•	We have amended the performance metrics in our annual and long-term incentive programs to create stronger alignment with our strategic priorities.

Pay for Performance

As described in the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement, our executive compensation program is designed to reward the achievement of specific short-term and long-term operational and strategic goals. By paying for performance, we believe our compensation program aligns the interests of our executive officers with those of our shareholders. The Company believes that through an effective executive compensation program, it can be successful in attracting and retaining talented employees who will sustain the Company’s financial performance and continue creation of shareholder value.

In support of the Compensation Committee’s overarching pay for performance compensation philosophy, our executives’ compensation structure is:

•	Highly performance-based variable compensation. Performance-based compensation comprises a significant part of total compensation, with the percentage of variable or at-risk compensation highest for our CEO;

•	Long-term performance oriented. There is an emphasis on stock-based compensation to align the long-term interests of executive officers and shareholders;

•	Sensitive to performance variability. The size and the realizable values of incentive awards provided to executive officers should vary significantly with performance achievements;

•	Benchmarked to peers. Compensation opportunities for executive officers are evaluated against those offered by companies that are in similar industries and are similar in size and scope of operations; and

•	Designed to recognize varying levels of responsibility. Differences in executive compensation within the Company reflect varying levels of responsibility and/or performance.

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EXECUTIVE COMPENSATION

In addition, certain features of the Company’s executive compensation program enhance the alignment of the interests of our executive officers and those of our shareholders, such as:

•	Robust stock ownership guidelines (6x base salary for CEO);

•	Prohibition on pledging and hedging Company stock;

•	Fully performance-based annual cash incentive program;

•	Incentive plan goals directly linked to strategic and objective financial goals;

•	Cap on annual incentive opportunities;

•	No employment agreements other than an employment letter agreement with the former CEO of Covance Drug Development;

•	Limited perquisites;

•	No tax gross-ups;

•	“Double trigger” change-in-control provisions;
•	Performance oriented mix of long-term incentives: for 2016, performance shares (70 percent of targeted grant value), and restricted stock units (30 percent of targeted grant value) with multi-year vesting; and, for 2017, performance shares (60 percent of targeted grant value), restricted stock units (20 percent of targeted grant value) and non-qualified stock options (20 percent of targeted grant value) with multi-year vesting;

•	If the Company were to declare dividends, dividends will only be paid to the extent performance shares are earned;

•	Three-year performance measurement period for performance shares; and

•	Clawback policy.

Advisory Resolution

The Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s 2017 Proxy Statement, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the Company’s executive compensation program.

The Board unanimously recommends that shareholders vote “FOR” the approval of executive compensation.

56	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

EXECUTIVE COMPENSATION

PROPOSAL THREE – Non-Binding Advisory Vote on the Frequency of Future Non-Binding Executive Compensation Votes

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on how often we will seek non-binding advisory votes on the compensation of named executive officers as disclosed in future proxy statements, similar to Proposal 2 in this Proxy Statement. We currently hold such a vote every year, and we are required to hold the vote at least once every three years. By voting on this Proposal 3, you may indicate whether you would prefer that we continue to hold an advisory vote on executive compensation annually or whether you would prefer that we instead hold the vote every two or three years. You may also abstain from voting.

Our shareholders voted on a similar proposal in 2011, with the majority voting to hold the advisory vote every year, and the Board of Directors adopted this standard. The Board believes that continuing to hold an advisory vote on executive compensation every year is most appropriate for the Company so that our shareholders may provide regular, annual input on our executive compensation program and the Compensation Committee may consider this input as it undertakes its yearly compensation determinations. An annual vote will allow the Compensation Committee to be more responsive to shareholder concerns about the compensation of the company’s most highly compensated executive officers. The Board also views an annual vote as a good corporate governance practice. In addition, holding such a vote annually is in line with prevailing market practice and current shareholder expectations and preferences.

Accordingly, the Board recommends that shareholders vote in favor of holding future advisory executive compensation votes every year. Because this vote is non-binding, the Board may determine how frequently we will hold future non-binding executive compensation votes. However, the Board will consider the outcome of this vote in making its determination.

The Board unanimously recommends that shareholders vote in favor of holding future non-binding advisory executive compensation votes “EVERY YEAR.”

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	57

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL FOUR – Ratification of Independent Registered Public Accounting Firm

Engagement of PricewaterhouseCoopers LLP

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2017, and the shareholders of the Company are being asked to ratify its appointment.

In determining whether to reappoint PricewaterhouseCoopers as the Company’s independent registered public accounting firm, the Audit Committee reviewed the performance and fees of PricewaterhouseCoopers, as well as the length of time the firm has been engaged, the firm’s independence and objectivity, PricewaterhouseCoopers’ capability and expertise in handling the breadth and complexity of the Company’s operations, including the expertise and capability of the Lead Audit Partner, and historical and recent performance, including the extent and quality of PricewaterhouseCooper’s communications with the Audit Committee.

Shareholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by our By-Laws, but the Board has elected to seek such ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2017, the Audit Committee will consider whether to retain that firm for such year. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the interests of the Company.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For the year ended December 31, 2016, the Company’s accounts were audited by PricewaterhouseCoopers. To the knowledge of management and the Audit Committee, in connection with the audit of our financial statements for the year ended December 31, 2016, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure that, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference to the matter in their reports. PricewaterhouseCoopers’ report on the financial statements of the Company for the year ended December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Fees to Independent Registered Public Accounting Firm

The Audit Committee must approve, in advance, all of PricewaterhouseCoopers’ services, whether or not related to an audit. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2016 and 2015 are described in the table below. All of the services for which fees were paid were pre-approved by the Audit Committee. The Audit Committee has considered the non-audit-related services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

	2016	2015

Audit Fees(1)	$3,014,000	$3,823,000
Audit Related Fees(2)	$181,000	$10,000
Tax Fees(3)	$1,209,480	$2,311,473
All Other Fees(4)	$1,800	$1,800
TOTAL	$4,406,280	$6,146,273

(1)	Audit Fees include fees incurred for the audit of the Company’s annual statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees include fees incurred for assurance and related services that are reasonably related to performance of the audit or review of the Company’s financial statements but are not otherwise included as Audit Fees. Audit Related Fees for the year ended December 31, 2016 were primarily for certain accounting consultations.

58	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(3)	Tax Fees for the years ended December 31, 2016 and December 31, 2015 were related to general tax consulting, tax compliance, including expatriate tax services and preparation of tax returns, tax planning insights, transfer pricing documentation assistance and tax advice. The 2015 fees related to tax planning in conjunction with the acquisition of Covance.
(4)	All Other Fees are fees incurred for any services not included in the other categories of fees. All Other Fees for the years ended December 31, 2016 and December 31, 2015 were related to license fees for an accounting research tool.

The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2017.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	59

SHAREHOLDER PROPOSAL

PROPOSAL FIVE – Shareholder Proposal

People for the Ethical Treatment of Animals, 2154 W. Sunset Boulevard, Los Angeles, California 90026, represents that it owns 39 shares of the Company’s common stock, has notified the Company that it expects to present this proposal at the Annual Meeting.

Report on Procedures to Limit Spread of Zika Virus

RESOLVED, that the board should report to shareholders annually on the measures it is taking to prevent, detect, and control Zika virus infection of nonhuman primates and human employees at our company’s U.S. facilities and in surrounding human populations.

Supporting Statement

In November 2016, the World Health Organization changed its designation of the Zika virus from a “Public Health Emergency of International Concern” to a “significant enduring public health challenge requiring intense action.” The U.S. Centers for Disease Control and Prevention (CDC) has been assisting in monitoring the spread of the virus, including in southeast Texas, where two mosquito species that carry the Zika virus – Aedes aegypti and Aedes albopictus – are prevalent and 254 cases of Zika virus disease have already been confirmed by the Texas Department of State Health Services. The first locally transmitted case was reported in November 2016.

Our company’s Alice primate facility may contribute to the spread of Zika. Reports show the compound houses more than 5,700 cynomolgus and 5,200 rhesus macaques – both natural Zika hosts. They are housed in outdoor, open-air corrals. Alice has a warm, humid climate, providing ideal mosquito-breeding conditions.

The monkeys at our Texas facility can become infected with the Zika virus if they are bitten by infected mosquitoes, and mosquitoes can help it spread through the compound, creating a Zika reservoir. A combination of mosquito and human vectors could assist in the spread of the virus to humans outside the compound, and the monkeys themselves can act as vectors when shipped out of state to university and commercial laboratories.

Researchers caution that when arboviruses like Zika establish infection cycles in animals, the infected animals act as virus reservoirs that will support transmission even if transmission in human populations is eliminated and can “cause considerable morbidity and mortality to humans living or working in proximity to primate populations.”1,2 At a recent National Academy of Sciences workshop on Zika,3 experts discussed the Zika virus’s potential to establish an infection cycle in nonhuman primates, which could then have a long-term impact on human disease.

Additionally, monkeys at our company’s Alice facility are imported from at least one country where Zika exists and may bring with them additional arboviruses. Quarantine precautions required by the CDC are inadequate because of the often undetectable nature of these viruses.

As there are serious public health, financial, and operational risks associated with a potential Zika outbreak at our company’s facility in Alice and this in turn could affect its ability to conduct business, our company should report to shareholders on its efforts to safeguard against the virus.

We urge shareholders to support this responsible resolution.

The Board recommends that shareholders vote AGAINST this proposal.

This Board of Directors has evaluated the proposal and concluded it is not in the interests of the shareholders for several reasons:

1.	LabCorp disagrees with the factual bases and the implications of several assertions made by PETA in support of its proposal.

2.	LabCorp already complies with the CDC’s quarantine procedures for imported nonhuman primates and has strong policies for the protection of the Company’s employees and the public.

3.	Preparation and delivery of the requested report would be an unnecessary diversion of managements attention, an unnecessary expenditure of corporate resources and would not provide meaningful information to shareholders.

[1]	Althouse, B. M. (2013). Mechanistic modeling of sylvatic arboviruses in Senegal. Doctoral thesis. The Johns Hopkins University.
[2]	Diailo, M., Thonnon, J., Traore-Lamizana, M., & Fontenille, D. (1999). Vectors of Chikungunya virus in Senegal: current data and transmission cycles. The American journal of tropical medicine and hygiene, 60(2), 281-286.
[3]	http://iom.nationalacadernies.org/activities/publichealth/zikaresearch/workshop-in-brief

60	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

SHAREHOLDER PROPOSAL

First, LabCorp disagrees with the factual bases and the implications of several assertions made by PETA in its supporting statement. PETA states that nonhuman primates at the Company’s Alice, Texas facility are imported from at least one country where Zika virus exists, without identifying that country. In fact, none of the countries from which the Company imports purpose-bred nonhuman primates, primarily Asian countries including China, are identified by the CDC as having active Zika virus transmission in its human population. The mere “existence” of Zika virus in a country should not be determinative if there is no evidence of active Zika virus transmission in the human, or nonhuman primate, population. PETA’s supporting statement therefore creates a misleading impression regarding the source of LabCorp’s nonhuman primates.

LabCorp also disagrees with PETA’s statement that the CDC’s quarantine procedures are “inadequate,” as discussed in greater detail below.

PETA states that the Company’s Alice, Texas facility “may contribute to the spread of Zika” and become a “Zika reservoir.” LabCorp believes this conclusory statement is misleading and fails to acknowledge the careful steps the Company takes to avoid this possibility as well as the reality of the risk of a Zika outbreak in the region the facility occupies:

•	LabCorp has an established mosquito abatement program to prevent the possible spread of mosquito-borne illnesses and continues to review and update this program as appropriate in accordance with CDC guidance.

•	While as of the date of this statement there have been six total possible cases of local transmission of the Zika virus in Texas reported to the CDC, there is no evidence that the region near the Company’s Alice facility is an area of unusual risk of Zika transmission. The CDC has indicated that the “cautionary area” for pregnant women to avoid travel is in the Brownsville, Texas area, which is more than 100 miles away from the facility in Alice, Texas. That zone is considered by the CDC to be a “yellow area,” which means that local spread of Zika virus has been identified, but there is not yet any evidence of widespread, sustained local spread.

•	The Alice, Texas facility is located in a sparsely populated area.

Second, LabCorp is subject to and follows the CDC quarantine procedures for imported nonhuman primates, which the Company believes are the “gold standard” for precautionary measures. These quarantine procedures are intended to effectively limit the risk of infecting local mosquito populations from imported nonhuman primates. The CDC requires that all imported nonhuman primates be quarantined in enclosed facilities for at least 31 days, with all personnel coming in contact with the nonhuman primates being required to wear protective equipment, including coveralls, eye protection and respiratory protection. According to the CDC, the 31-day length of the quarantine period should be sufficient to clear nonhuman primates of the Zika virus, if they had it. Furthermore, nonhuman primates develop antibodies to Zika virus within 14 days of infection, well within the 31-day quarantine period. Once these antibodies develop, a nonhuman primate can no longer spread the virus to other nonhuman primates or humans.1

Third, LabCorp would incur unnecessary costs in preparing, reviewing and finalizing the requested report on an annual basis. LabCorp already incurs significant costs in being fully compliant with the CDC’s guidelines and taking all other measures the Company believes prudent to support the health of its animal populations and to avoid the presence of any health risk from Zika or other pathogens from its facilities. The additional costs and distraction of preparing an annual report to shareholders on one aspect of the Company’s extensive safety and compliance programs would not be useful to shareholders or provide meaningful or helpful information.

The Board also considered that PETA submitted essentially the same shareholder proposal for the 2016 Annual Meeting of Shareholders and that proposal received the affirmative support of approximately 4% of the shareholders present in person or by proxy and entitled to vote at the meeting. The Board does not believe that there have been developments over the past year with respect to Zika or the Company’s facilities that would cause the overwhelming majority of the Company’s shareholders who previously opposed PETA’s proposal to now hold a different perspective.

After careful consideration, the Board recommends a vote AGAINST this proposal.

[1]	http://www.cdc.gov/zika/qa/qa-animals.html

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	61

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee, comprised entirely of non-employee directors, held nine meetings with its independent registered public accountants, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) and seven executive sessions with PricewaterhouseCoopers, the Internal Audit Department and the independent directors during 2016. The Board considered the “independence” and “financial literacy” of each of the Audit Committee members, as such terms are defined under the Listing Standards and SEC rules and has concluded that each member of its Audit Committee is independent and financially literate in satisfaction of the current requirements of the Listing Standards and the SEC. The Board further concluded that Kerrii B. Anderson and Peter M. Neupert are each an “audit committee financial expert” as defined by SEC rules and that Ms. Anderson and Mr. Neupert have the “accounting or related financial management expertise” required by the Listing Standards.

The Audit Committee reviewed the performance and fees of PricewaterhouseCoopers prior to recommending its appointment and met with representatives of PricewaterhouseCoopers to discuss the scope and results of the firm’s audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee reviewed and discussed with management the Company’s audited financial statements and has discussed with PricewaterhouseCoopers all matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with PricewaterhouseCoopers its independence and has received its written disclosures and certification confirming its independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence. PricewaterhouseCoopers, the Company’s internal auditors, and the Audit Committee have full access to one another, including regular meetings without management present. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

As part of its duties, the Audit Committee also considers whether the provision of services other than audit services by PricewaterhouseCoopers is compatible with maintaining the accountants’ independence. The Audit Committee considered the compatibility of the non-audit-related services performed by PricewaterhouseCoopers and determined that the registered public accounting firm’s independence has been maintained. See “Proposal Four: Ratification of Independent Registered Public Accounting Firm.”

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine. PricewaterhouseCoopers is responsible for auditing the Company’s financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States; (b) the representations of PricewaterhouseCoopers appearing in its report on the Company’s financial statements; and (c) the representations of management that the internal controls systems are effective.

THE AUDIT COMMITTEE

Kerrii B. Anderson, Chairperson

D. Gary Gilliland

Peter M. Neupert

Richelle P. Parham

R. Sanders Williams

62	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of March 14, 2017, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director and director nominee of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5 percent of the outstanding Common Stock, (iii) the individuals identified as the named executive officers in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names. As of March 14, 2017 there were 102,429,958 shares of Common Stock outstanding.

BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON STOCK		PERCENT OF CLASS

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	9,871,109	(1)	9.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,977,203	(2)	7.8%
David P. King	633,111	(3,4,5)	*
Kerrii B. Anderson	29,532	(3)	*
Jean-Luc Bélingard	47,635	(3)	*
D. Gary Gilliland	4,472		*
Garheng Kong	4,924		*
Robert E. Mittelstaedt, Jr.	22,308	(3)	*
Peter M. Neupert	6,468		*
Richelle P. Parham	1,560		*
Adam H. Schechter	6,034		*
R. Sanders Williams	12,673	(3)	*
Lance V. Berberian	12,544	(4)	*
F. Samuel Eberts III	81,406	(3,4)	*
Glenn A. Eisenberg	31,719	(4)	*
Deborah L. Keller	0		*
Lisa J. Uthgenannt	8,602		*
All Directors and Executive Officers as a group (16 persons)	930,718	(3,4,5)	.9%

*	Less than 1%
(1)	As reported on Schedule 13G/A filed with the SEC on February 10, 2017, on behalf of The Vanguard Group, Inc. (“Vanguard”). Vanguard is a registered investment advisor with beneficial ownership of the above listed shares. Vanguard has sole voting power with respect to 161,456 shares, sole investment power with respect to 9,690,428 shares and shared investment power with respect to 180,681 shares.
(2)	As reported on Schedule 13G/A filed with the SEC on January 25, 2017, on behalf of BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act with beneficial ownership of the above listed shares. BlackRock has sole voting power with respect to 7,031,402 shares and sole investment power with respect to 7,977,203 shares.
(3)	Beneficial ownership by directors, the named executive officers and current executive officers of the Company includes shares of Common Stock that such individuals have the right to acquire upon the exercise of options that either are vested or that may vest within 60 days of March 14, 2017. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. King – 327,300; Ms. Anderson – 12,700; Mr. Bélingard – 15,692; Mr. Mittelstaedt – 9,400; Dr. Williams – 5,700; Mr. Eberts – 54,500; and all directors and Executive Officers as a group – 438,292.

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

(4)	Includes performance shares related to the 2014 Performance Award vesting March 29, 2017. The number of performance shares included in the table is as follows: Mr. King – 102,200; Mr. Berberian – 6,755; Mr. Eberts – 7,770; Mr. Eisenberg – 20,510 and all Executive Officers as a group – 143,990.
(5)	Includes 58,857 shares of Common Stock in three grantor retained annuity trusts for the benefit of certain of Mr. King’s family members and for which Mr. King is the annuitant. Mr. King is the trustee of the trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s executive officers, directors and persons who own more than ten percent of the Company’s equity securities to file reports on ownership and changes in ownership with the SEC and the securities exchanges on which its equity securities are registered. Additionally, SEC regulations require that the Company identify in its proxy statements any persons for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on a review of reports furnished to it by reporting persons, all Section 16(a) filing requirements applicable to its executive officers, directors and more than ten percent beneficial owners were timely satisfied, except for a Form 4 in respect of the sale of 3,740 shares of common stock by Ms. Uthgenannt on April 29, 2016, which was inadvertently filed late.

64	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

OTHER MATTERS

Shareholder Proposals and Director Nominations for 2018 Annual Meeting

Shareholder Proposals

Under the rules and regulations of the SEC as currently in effect, shareholders may submit proposals to the Company for inclusion in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders. In order for a proposal to be considered for inclusion in the proxy materials, the shareholder must satisfy the following requirements:

•	the shareholder must (i) hold continuously for at least one year prior to the date of submission of the proposal at least $2,000 in market value of the Company’s Common Stock or one percent of all Common Stock, and (ii) continue to hold the required number of shares through the date of the 2018 Annual Meeting;

•	the proposal must be submitted in writing to the attention of F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, and must be received no later than 120 days before the anniversary date of the distribution of this Proxy Statement (i.e., December 1, 2017);

•	the proposal must include the name and address of the shareholder, the number of shares of Common Stock held of record or beneficially by the shareholder, the dates when the shares were acquired, documentary support for a claim of beneficial ownership and a statement that the shareholder intends to continue to hold the shares through the date of the 2018 Annual Meeting.

Holders of Common Stock who wish to have proposals submitted for inclusion in the Company’s proxy materials for future meetings of shareholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations, and should also consult the Company’s By-Laws.

Under the Company’s By-Laws, shareholders may also bring business before the 2018 Annual Meeting of Shareholders without submitting a proposal for inclusion in the Company’s proxy materials for the 2018 Annual Meeting, by providing timely notice thereof to F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. The notice must be received no earlier than the 120th day prior to the anniversary date of the 2017 Annual Meeting (i.e., January 11, 2018) and no later than the 60th day prior to the anniversary date of the 2017 Annual Meeting (i.e., March 12, 2018). Shareholders who wish to do so should consult the Company’s By-Laws for additional information about the notice requirements and procedures and related matters.

Director Nominations

Shareholders may also suggest individuals to be considered by the Board as potential nominees for election to the Board. A shareholder may submit an individual for consideration by the Board of Directors in connection with the 2018 Annual Meeting of Shareholders by providing certain information as set forth in the By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, North Carolina 27215. These suggestions for the 2018 Annual Meeting must be received no earlier than the 120th day prior to the anniversary date of the 2017 Annual Meeting (i.e., January 11, 2018) and no later than the 60th day prior to the anniversary date of the 2017 Annual Meeting (i.e., March 12, 2018).

Under the Company’s new proxy access by-law, eligible shareholders also may submit their own nominations to the Board to be included in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders. As amended, the By-Laws permit a shareholder, or a group of up to 20 shareholders, owning three percent or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and have included in the Company’s proxy materials persons for election to the Board constituting up to 20 percent of the Board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified in the amended By-Laws. For a shareholder nominee to be included in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders under the new proxy access by-law, the information required by the by-law must be received by F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215 no earlier than the close of business on the 150th day prior to the anniversary date of the distribution of this Proxy Statement (i.e., November 1, 2017) and no later than the close of business on the 120th day prior to the anniversary date of the distribution of this Proxy Statement (i.e., December 1, 2017).

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	65

OTHER MATTERS

The By-Laws may be obtained free of charge by writing to the Company’s Corporate Secretary and are included as Exhibit 3.2 to the Company’s Current Report on Form 10-K filed with the SEC on February 27, 2017.

Householding

As permitted by the Exchange Act, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice, this Proxy Statement and the 2016 Annual Report unless one or more of these shareholders provides notification of their desire to receive individual copies. This procedure will reduce the Company’s printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of annual reports or proxy statements for your household, please contact Broadridge Householding Department at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 with the names in which all accounts are registered.

Beneficial shareholders, or shareholders who hold shares in “street name,” can request information about householding from their banks, brokers or other holders of record.

66	LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement

OTHER MATTERS

Additional Information

A copy of the 2016 Annual Report along with this Proxy Statement has been posted on the Internet, each of which is accessible by following the instructions in the Notice. The 2016 Annual Report is not incorporated in this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its 2016 Annual Report with the SEC on February 27, 2017. The Company will mail without charge, upon written request, a copy of the 2016 Annual Report, excluding exhibits. Please send a written request for a copy to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, or access these materials on the Investors Relations page of the Company’s website at www.labcorp.com.

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

March 31, 2017

LABORATORY CORPORATION OF AMERICA HOLDINGS • 2017 Proxy Statement	67

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

LABORATORY CORPORATION OF AMERICA HOLDINGS 358 SOUTH MAIN STREET BURLINGTON, NC 27215

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to LH.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E23516-P87165	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LABORATORY CORPORATION OF AMERICA HOLDINGS
The Board of Directors recommends you vote FOR each of the Nominees listed in the following proposal:
1. Election of the members of the Company’s Board of Directors.

Nominees:	For	Against	Abstain
1a. Kerrii B. Anderson	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
1b. Jean-Luc Bélingard	☐	☐	☐	2. To approve, by non-binding vote, executive compensation.		☐	☐	☐
1c. D. Gary Gilliland, M.D., Ph.D.	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
1d. David P. King	☐	☐	☐	3. To recommend by non-binding vote, the frequency of future non-binding votes on executive compensation.	☐	☐	☐	☐
1e. Garheng Kong, M.D., Ph.D.	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
1f. Robert E. Mittelstaedt, Jr.	☐	☐	☐	4. Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory Corporation of America Holdings’ independent registered public accounting firm for 2017.		☐	☐	☐
1g. Peter M. Neupert	☐	☐	☐
1h. Richelle P. Parham	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
1i. Adam H. Schechter	☐	☐	☐	5. Shareholder proposal to require board reports related to the Zika virus.		☐	☐	☐
1j. R. Sanders Williams, M.D.	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Note: Please sign exactly as your name(s) appear(s) above. When signing as an executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Date and promptly return the card in the envelope provided.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E23517-P87165

STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

To: LABORATORY CORPORATION OF AMERICA HOLDINGS

I appoint F. Samuel Eberts III and Glenn A. Eisenberg, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of Stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held online at LH.onlineshareholdermeeting.com on Thursday, May 11, 2017 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under

Item 1, “FOR” Item 2 and Item 4, “1 YEAR” on Item 3, and “AGAINST” Item 5. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)